As filed with the Securities and Exchange Commission on October 21, 1998
                                                    Registration No. 333-05190-A
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             THRIFT MANAGEMENT, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

           Florida                                   5932                                 65-0309540
-------------------------------          ----------------------------              ----------------------
(State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
Incorporation or Organization)            Classification Code Number)              Identification Number)

                       3141 W. Hallandale Beach Boulevard
                            Hallandale, Florida 33009
                                 (954) 985-8430
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices)

          3141 W. Hallandale Beach Boulevard, Hallandale, Florida 33009
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                                ----------------

                                  Marc Douglas
                      Chief Executive Officer and President
                             Thrift Management, Inc.
                       3141 W. Hallandale Beach Boulevard
                            Hallandale, Florida 33009
                                 (954) 985-8430
           -----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                              Dale S. Bergman, P.A.
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                                  (305)373-9400
                                ----------------

                    Approximate date of proposed sale to the
           public: As soon as practicable after the effective date of this Registration Statement.
                                ----------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]

                      -------------------------------------


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                       SUBJECT TO COMPLETION OR AMENDMENT

                         900,000 SHARES OF COMMON STOCK
                     900,000 COMMON STOCK PURCHASE WARRANTS

                             THRIFT MANAGEMENT, INC.

         This Prospectus relates to the 900,000 shares of Common Stock and the 900,000 redeemable warrants to purchase Common Stock (the "Warrants") that comprised the Units originally sold by Thrift Management, Inc. (the "Company") in its December 1996 initial public offering (the "Company IPO"). Each Unit was composed of one share of Common Stock and one Warrant; the Common Stock and Warrants have traded separately since being issued, however.

         This Prospectus also relates to the proposed sale of 165,000 shares of Common Stock, 600,000 Warrants, and 600,000 shares of Common Stock underlying the Warrants that are currently owned by certain securityholders of the Company (the "Selling Security Holders"). The Company will bear all of the expenses of registering this offering and will not receive any of the proceeds from the sale of the Selling Security Holders' securities.

         The Selling Security Holders may offer their securities from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of these methods of sale. The sales prices may be at market prices prevailing at the time of sale or at negotiated prices. The Selling Security Holders may sell their securities to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities.

         The Units, Common Stock and Warrants of the Company are currently traded on the over-the-counter ("OTC") Bulletin Board under the symbols THMMU, THMM and THMMW, respectively.

                              ---------------------

         You should carefully consider the risk factors beginning on page 8 of this Prospectus.
                      -------------------------------------

         Neither the Securities and Exchange Commission (the "SEC") nor any other state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                     -------------------------------------


                 The date of this Prospectus is October __, 1998


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Summary......................................................................................3
Risk Factors.................................................................................8
Dividend Policy.............................................................................14
Management's Discussion and Analysis of Financial Condition and Results of Operations.......14
Business....................................................................................20
Management..................................................................................26
Principal and Selling Security Holders......................................................32
Certain Transactions........................................................................34
Description of Securities...................................................................36
Shares Eligible for Future Sale.............................................................40
Plan of Distribution........................................................................41
Legal Matters...............................................................................42
Experts.....................................................................................42
Where You can Find More Information.........................................................43

                                     SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS.


                                   THE COMPANY

GENERAL

         Thrift Management, Inc. (the "Company") manages and operates retail outlets known as thrift stores, which deal in new and used articles of clothing, miscellaneous household items, furniture, bric-a-brac and antiques at discounted prices. The Company currently operates six thrift stores in South Florida: two in Hallandale, Florida, one in Margate, Florida, one in Lauderdale Lakes, Florida, one in Hialeah, Florida, and one in Pompano Beach, Florida. Inventory for the Company's stores is obtained primarily as the result of donations made to charities under contracts with the Company for the solicitation and purchase of merchandise. The Company also purchases merchandise in bulk from various independent contract collectors.

         The Company has solicitation and purchasing agreements with three charities in the South Florida area, the Missing Children Awareness Foundation, Temple Beth Ahm Israel and the Samuel M. and Helen Soref Jewish Community Center, Inc., a Florida not-for-profit corporation. The Company is registered with the Department of Agriculture and Consumer Affairs of the State of Florida as a professional solicitor. The charities receive a percentage of gross sales and gain the benefit of the Company's expertise in solicitation and resale of donated goods through a higher return on sales than the charity itself may be able to realize through its own efforts.

         The Company uses direct mail, newspaper advertising and telemarketing to solicit donations for its client charities. The Company uses approximately 16 trucks to make scheduled pick-ups of donated goods. In addition, the Company operates 11 manned Missing Children Awareness Foundation donation trailers and has obtained approval for the placement of two additional trailers. The donors are given receipts to document the items donated. Merchandise is then taken back to the appropriate thrift shop, where it is inspected, sorted, priced, tagged and displayed for sale. Items remaining unsold in the stores are sold in bulk to exporters, which ship the items to countries throughout the Caribbean, Central and South America and Eastern Europe.

         The Company positions its outlets in lower socio-economic neighborhoods, on heavily traveled streets, and preferably in the vicinity of other thrift shops. The Company believes that competition, rather than being a limiting factor as it is in many other industries, actually encourages sales because the close proximity of other outlets attracts customers to the area to shop for new bargains, as the merchandise changes frequently.

         The Company was incorporated in Florida in July 1991. Its executive offices are located at 3141 W. Hallandale Beach Boulevard, Hallandale, Florida 33009, telephone number (305) 985-8430.

RECENT DEVELOPMENTS

         The Company believes that economic and political conditions in the overseas markets that purchase rags will continue to remain depressed for the rest of this year and into the first quarter of 1999. The Company believes that this will result in the Company having to continue to sell rags at prices ranging from $0.05 to $0.10, as compared to $0.20 per pound in 1997. This situation has resulted in an unfavorable variance in sales and, more importantly, in a decline in the gross profit margins comparable to prior years. In addition, the amount of donated merchandise received from the Company's solicitation has not kept pace with the growth in sales and new stores. This has resulted in the Company purchasing an ever-increasing amount of higher cost merchandise from various independent contract collectors. The Company is exploring other sources of supply in order to reduce the Company's cost of purchased goods. The Company's new manned-trailer donation program is growing and a new telephone solicitation program, which began in the third quarter of 1998, is in its start-up phase. These programs are not expected to begin to have a material positive impact on the sales or gross profit margins until the first quarter of next year. The Company expects the gross profit margins to remain in the 33%-36% range in the third and fourth quarters.

         On August 4, 1998, the Company's sixth store opened in Pompano Beach, Florida, and the Company expects to open its seventh store in Orlando, Florida by year-end. The pre-opening expenses, grand opening promotional expenses and start-up expenses of these new stores will cause these new stores to generate operating losses in the third and fourth quarters of 1998. As the result of these expenses and the projected gross profit margins, the Company currently expects to report net losses in excess of $100,000 in both the third and fourth quarters of 1998.

         In September 1998, the Company announced that it intends to reduce the exercise price of the Warrants to $2.50 per share from $5.00 per share, subject to the effectiveness of the Registration Statement of which this Prospectus forms a part. The Board of Directors made this decision based on various factors, including the current trading prices of the Company's Common Stock and Company's desire to obtain additional capital for acquisitions and opening new stores. The Board may change the exercise price further or may decide to postpone the reduction in the Warrant exercise price, if the Board believes it appropriate in light of market conditions.

INITIAL PUBLIC OFFERING

         The Company completed the Company IPO in December 1996, in which it sold 900,000 Units at a price of $5.75 per Unit. Each Unit consisted of one share of Common Stock and one Warrant to purchase one share of Common Stock. Of the 900,000 shares of Common Stock underlying the Units, 615,000 shares were offered by the Company and 285,000 shares were offered by Rozel International Holdings, Inc. ("Rozel") directly to the Underwriter of the Company IPO, First Hanover Securities, Inc. (the "Underwriter"). Lexington Capital Partners & Co., Inc. is the successor to the Underwriter's business. The Warrants are exercisable until December 5, 2002 and may be redeemed by the Company on 30 days' notice at any time at a price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date that notice of redemption was given by the Company has been at least 150% of the current exercise price. The Company realized approximately $2,596,950 in proceeds from the Company IPO, net of underwriting discounts and expenses and other offering expenses.

EXPANSION STRATEGY

         The Company currently intends to expand its operations by opening additional thrift stores, both in other counties in Florida as well as in various out-of-state locations. The Company's current plans are to open approximately four to six additional stores during 1998 and 1999. The Company may also, from time to time, identify one or more established thrift stores or other businesses related to the Company's current operations, such as wholesale export businesses, as possible acquisition candidates. See "Business - Expansion Strategy."

Securities Offered by the Selling Security Holders(1)..................765,000 shares of Common Stock and 600,000
                                                                       Warrants.  See "Description of Securities."

Common Stock Outstanding...............................................2,175,000 shares

Warrants Outstanding...................................................1,500,000 Warrants

RISK FACTORS...........................................................THE SECURITIES OFFERED HEREBY INVOLVE A
                                                                       HIGH DEGREE OF RISK.  SEE "RISK FACTORS."

OTC Bulletin Board
  Symbols(2)...........................................................Common Stock                            THMM
                                                                       Warrants                               THMMW
                                                                       Units                                  THMMU

     The Company will not receive any of the proceeds from the sale by the Selling Security Holders of their securities. The Company will, however, bear all of the expenses (other than selling commissions or fees and other expenses of the Selling Securities Holders) related to this registration of the Selling Security Holders' securities.

------------------------------

(1)      Includes 600,000 shares of Common Stock underlying the Warrants.

(2) The Units, Common Stock and Warrants are currently traded on the OTC Bulletin Board. The Company previously applied to list the Units, Common Stock and Warrants on the Nasdaq system. The Company's application for listing on the Nasdaq SmallCap Market was denied by the Nasdaq staff, and the staff's denial was upheld by a Nasdaq Listing Qualifications Panel. The Company does not currently intend to pursue further appeals. There can be no assurance that an active trading market for the Company's securities will develop. As a result, it may be more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common Stock and Warrants offered hereby. See "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of the Company's Consolidated Financial Statements, which are included elsewhere in this Prospectus, and should be read in conjunction therewith.

                                        For the Six             For the Six                      For the Years
                                          Months                  Months                      Ended December 31,
                                       Ended June 28,          Ended June 30,      ----------------------------------------
                                           1998                    1997                   1997                  1996(1)
                                    -------------------     ------------------     ------------------     -----------------
                                       (unaudited)             (unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales...........................        $ 4,401,205             $ 3,660,848           $  7,728,241           $6,104,905
Gross profit........................        $ 1,780,908             $ 1,912,999           $  3,777,225           $3,289,695
(Loss) income before taxes..........        $   (44,614)            $   205,985           $    425,942           $  124,508
Income tax (benefit) expense........        $   (16,788)            $   104,700           $    162,000           $   46,900
                                      -------------------     ------------------     ------------------     ---------------
Net (loss) income...................        $   (27,826)            $   101,285           $    263,942           $   77,608
                                      ===================     ==================     ==================     ===============
SHARE DATA:
Net (loss) income per share.........        $     (0.01)            $      0.05           $       0.12           $      .05
                                      ===================     ==================     ==================     ===============
Weighted average number
of common shares outstanding -
 basic..............................          2,150,000               2,125,000              2,131,000            1,638,125
                                      ===================     ==================     ==================     ===============

                                                                                        As of
                                                          As of June 28,            December 31,
                                                              1998                      1997
                                                      ----------------------    --------------------
                                                          (unaudited)
BALANCE SHEET DATA:
Cash................................                       $    1,872,790           $    2,202,540
Total current assets................                       $    2,601,510           $    2,720,661
Total assets........................                       $    3,417,111           $    3,411,487
Total current liabilities...........                       $      390,290           $      382,162
Stockholders' equity................                       $    3,026,821           $    3,024,273


------------------------------
(1) Reflects the impact of federal corporate income taxes that the Company previously would have paid if they had been Subchapter C corporations for tax purposes during the entire period presented.

                                  RISK FACTORS

         The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in the Company. You should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

         The Company cautions readers that certain important factors may affect the Company's actual results and could cause those results to differ significantly from any forward-looking statements made in this Prospectus or otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, or other comparable terminology, are intended to identify forward-looking statements. These statements appear in a number of places in this Prospectus and include statements as to the intent, belief or expectations of the Company and its management. Factors that may affect the Company's results include, but are not limited to, its limited history of profitability, dependence on charitable donations and a limited number of charities, reliance on management, competition and seasonality. The Company is also subject to other risks detailed below or elsewhere in this Prospectus, or detailed from time to time in the Company's filings with the SEC.

LIMITED HISTORY OF PROFITABILITY

         The Company achieved net income of $263,942 and $158,508, respectively, for the years ended December 31, 1997 and 1996. The Company cannot assure that it will continue to operate profitably. The Company believes that the cash flow from its operations will be sufficient to meet its anticipated working capital requirements for at least the next 24 months. However, the Company cannot assure that this will be the case. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON CHARITABLE DONATIONS

         The Company's operations depend significantly on charitable donations of clothing and other items. If there is a change in the federal income tax law eliminating the charitable contribution deduction, it is likely that the number of people donating and the number of items donated would significantly decrease. The Company's primary source of revenue is the sale of the donated merchandise; therefore, a change in the tax law could materially adversely effect the Company's business, operations, revenues and prospects. See "Business Inventory Collection."

DEPENDENCE ON A LIMITED NUMBER OF CHARITIES

         The Company currently has solicitation and purchasing agreements with three charities in the South Florida area. A substantial portion of the merchandise inventory offered in the Company's thrift stores is obtained as a result of donations made to these three charities. The Company bears all costs of and assumes all responsibility for the solicitation of donations and operation of the thrift stores, and pays the charity a percentage of gross sales. The operations, revenues and prospects of the Company could be materially adversely affected if any of these charities defaulted upon or failed to renew their contracts with the Company. See "Business - Inventory Collection."

PRIOR ACTS AND BANKRUPTCY OF MEMBERS OF MANAGEMENT

         In 1985, Mr. Douglas, the Chief Executive Officer, President and a director of the Company, pled guilty to one count of wire fraud in a federal criminal action arising from his employment from 1980 to 1982 as a salesman of oil and gas leases for U.S. Oil & Gas Corporation. A federal judge sentenced Mr. Douglas to a 90-day jail term and five years' probation. In addition, Mr. Douglas settled a related civil action brought by the Federal Trade Commission. In connection with the settlement, he paid $65,000 in restitution. In February 1998, Mr. Douglas filed an application for a Presidential pardon with the U.S. Department of Justice. It is not possible to determine at this time whether or when this pardon may be received.

         In 1989, Mr. Douglas, his spouse and M.J.S.S. Enterprises, Inc., a corporation for which Mr. Douglas was an officer, filed for bankruptcy protection. The Bankruptcy Court discharged the personal and corporate bankruptcies in 1990.

TRANSACTIONS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The Company has from time to time entered into transactions with certain of its principal shareholders and members of management. These transactions are described more fully in the section of this Prospectus captioned "Certain Transactions." The Company believes that these transactions were on terms equally as favorable to the Company as those that would be available from unaffiliated parties. The Company presents all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any Board member who has an interest in such transaction abstains from voting.

DENIAL OF APPLICATION FOR INCLUSION ON NASDAQ

         The Company's Units, Common Stock and Warrants are currently traded on the OTC Bulletin Board and are not listed for trading on the Nasdaq system. An issuer must meet certain quantitative criteria relating to its total assets, its capital and the trading prices of its securities to be included on the Nasdaq system. In addition, the Nasdaq staff may consider other factors, such as the issuer's management and the circumstances surrounding the issuer's operations, when determining whether to approve an issuer's application for inclusion in the Nasdaq system. The Company previously applied for listing on the Nasdaq SmallCap Market, but its application was denied. The Company appealed the staff's denial before a Nasdaq Listing Qualifications Panel. The Panel upheld the staff's determination based on the background of the Company's Chief Executive Officer and President (see "Prior Acts and Bankruptcy of Members of Management," above) and the determination that the Company's pre-offering financings were contrary to just and equitable principles of trade. The Company does not currently intend to pursue further appeals. As a result, you may find it more difficult to dispose of, or to obtain adequate quotations as to, the prices of the Units, Common Stock and Warrants.

SEC "PENNY STOCK" REGULATIONS

         The SEC's regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price less than $5.00 per share. Based on their current trading prices, the Units, Common Stock and Warrants are subject to the SEC rules relating to "penny stock." These rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets exceeding $5,000,000, or individuals with net worth exceeding $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the rule, the broker-dealer must determine that the investment is suitable for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. The broker-dealer must deliver to the purchaser a disclosure schedule prepared by SEC relating to the penny stock market, unless there is an exemption. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, the broker-dealer must send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If applicable, these rules may adversely effect the liquidity of the market for the Company's Units, Common Stock and Warrants, making it more difficult for you to sell your securities.

BENEFITS TO SELLING SECURITY HOLDERS

         The Selling Security Holders have received the benefit of the registration of their Common Stock and Warrants for resale by them. The Selling Security Holders include the 1997 Ileen Little Irrevocable Family Trust, of which Marc Douglas, a director, executive officer and principal shareholder of the Company, is the beneficiary. The Company will pay all of the offering expenses on behalf of the Selling Security Holders, except for the selling commissions and fees and expenses of counsel or other advisors. Although the expense attributable to the Selling Security Holders cannot be determined precisely, the Company estimates that this expense will range from $5,000 to $10,000. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of their securities. The Company cannot determine the profits that may be realized by the Selling Security Holders, because their profits will depend on the market prices of the Company's Common Stock and Warrants at the time of sale and the selling commissions and fees incurred in those sales.

CONTROL BY MANAGEMENT

         The Company's officers and directors currently own, in the aggregate, approximately 50% of the issued and outstanding shares of Common Stock of the Company, excluding any Common Stock that may be issued upon the exercise of the Warrants or upon the exercise of outstanding options to acquire Common Stock. In addition, Marc Douglas, the Company's Chief Executive Officer and President, beneficially owns 250,000 shares of Series A Preferred Stock, which, when combined with the shares of Common Stock held by him, results in Mr. Douglas holding approximately 76.9% of the voting power of the Company's outstanding voting shares. Accordingly, management will continue to control the election of the Company's Board of Directors and influence the Company's affairs and the conduct of its business. See "Management" and "Principal and Selling Security Holders."

GOVERNMENT REGULATION

         In order to solicit donations of merchandise on behalf of charities, the Company must register as a professional solicitor with the Department of Agriculture and Consumer Affairs of the State of Florida, which oversees those activities. If the Company expands its operations to other states, the Company will likely be subject to similar licensing and oversight in those jurisdictions. As a professional solicitor, the Company and its personnel are required to comply with various regulations governing the manner and terms of solicitations, including, among others, posting of a surety bond. The Company could be subject to disciplinary action, such as significant fines and penalties or suspension or revocation of its license, if its fails to comply with these regulations. This disciplinary action, if taken, would likely have a material adverse effect on the operations, revenues and prospects of the Company. See "Business - Government Regulation."

EXPANSION RISKS

         The Company's strategy is to expand its operations by opening new thrift stores or acquiring existing thrift stores or other businesses related to the Company's current operations. If the Company decides to expand through acquisitions, the Company would use cash, notes or shares of the Company's capital stock. The use of cash, notes or stock would depend, in part, on the Company's available working capital or other sources of funds. The Company does not currently anticipate incurring external debt to fund any such acquisitions. Management may determine, however, that the use of debt to fund an acquisition may be advantageous based on the prevailing market interest rates, the cost of funds available to the Company, and the extent of revenues generated by the acquisition candidate. If the Company were able to obtain this debt financing on acceptable terms, it would result in an ongoing interest obligation to the Company. Issuance of shares of the Company's capital stock in an acquisition could have the effect of diluting the Company's earnings on a per share basis or diluting the voting control of existing shareholders, and could result in an additional ongoing dividend obligation for the Company, depending on the terms of the stock issued.

         The successful expansion of the Company's operations will also depend on the Company's ability to secure suitable sites for its outlets, obtain leases on favorable terms, ensure adequate supplies of merchandise for sale, and hire, train and retain qualified personnel. The Company has been required to obtain additional merchandise as it opens new stores. The Company currently believes it can obtain additional merchandise by increasing its advertising to encourage donations to its charities, by seeking arrangements with additional charities, or by seeking additional sources of merchandise (such as arrangements with other independent contract collectors). The Company cannot assure that it will be successful with any of these efforts, however. See "Business - Expansion Strategy."

RELIANCE ON MANAGEMENT

         The Company's business is dependent upon the experience of its executive officers and key personnel, all of whom are familiar with the specific processes of soliciting donations and selling donated merchandise through thrift shops. The Company is party to an employment agreement with Marc Douglas, the Company's Chief Executive Officer and President, Stephen L. Wiley, its Chief Financial Officer, and Ray Bryce, its Senior Vice President -- Merchandise. The Company's other executive officers and most of its key employees are unrestricted by any contractual prohibitions and are free to leave at any time in order to work for competitors or to pursue other opportunities. The Company does not maintain "key man" insurance on Mr. Douglas or any other officer or key employee. The loss of the services of Mr. Douglas or of any other officers or key employees might adversely affect the business and prospects of the

Company. In addition, the Company's ability to compete depends, in part, on its ability to attract and retain qualified personnel. The Company cannot assure that it will be able to attract or retain such personnel in the future on terms economically feasible to the Company or otherwise. See "Management."

COMPETITION

         The Company competes for donations of merchandise and sales with other thrift stores. Some of these other thrift stores are located in the vicinity of the Company's stores. In addition, the Company competes with a number of general retail stores that offer new goods at discounted prices. See "Business - Competition."

SEASONALITY

         The Company's operations are currently located in South Florida, which has numerous part-time residents during the winter. The Company's results of operations reflect the seasonal nature of this market, with donations and sales of merchandise being higher in the winter months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIVIDEND POLICY

         Except for the payment of certain undistributed S corporation dividends, the Company has not paid cash dividends and the Board of Directors does not currently contemplate the payment of cash dividends on its Common Stock. Any decisions as to the payment of cash dividends on the Common Stock will depend on the Company's ability to generate earnings, its need for capital, its overall financial condition, and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

AUTHORIZATION OF PREFERRED STOCK

         The Company's Articles of Incorporation authorize the issuance of 1,500,000 shares of "blank check" Preferred Stock, for which the Company's Board of Directors is authorized to establish the terms. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue additional shares of Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Shares of Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. In connection with the Company IPO, however, the Company has agreed that it will not issue additional shares of Preferred Stock until December 5, 1998 without the consent of the Underwriter. The Company currently has outstanding 250,000 shares of Series A Preferred Stock, which were issued to Marc Douglas, the Company's President and Chief Executive Officer, in connection with the Reorganization. See "Certain Transactions - Reorganization" and "Description of Securities Preferred Stock - Series A Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

         Of the 2,175,000 shares of Common Stock outstanding as of the date of this Prospectus, 1,260,000 shares of Common Stock are restricted securities. These shares are also currently subject to a "lock-up" period that expires on December 6, 1998. The Selling Security Holders' Offering relates to 600,000 Warrants and 765,000 shares of Common Stock (including 600,000 shares of Common Stock underlying the Warrants) that have been registered for sale by the Selling Security Holders. The Company has been advised that the Underwriter agreed to release both of the Selling Security Holders from their lock-up agreements. The Company does not know at this time whether the Underwriter may agree to release the remaining lock-up agreements.

         Of the 2,175,000 shares currently outstanding, 1,342,250 shares are owned by affiliates of the Company. The sale of these shares is subject to Rule 144 unless they are registered under the Securities Act. Under Rule 144, a person (including an affiliate of the Company) who has beneficially owned restricted shares for at least one year is entitled to sell in any three-month period a number of shares equal to 1% of the total number of outstanding shares, or if the shares are quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale, if certain other conditions are also met. This limitation on the number of shares that may be sold does not apply to any person who has not been an affiliate of the Company during the three months preceding the sale and who has beneficially owned the shares for at least two years.

         The Company cannot predict the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Shares Eligible For Future Sale."

REQUIREMENTS FOR EXERCISE OF WARRANTS

         The Warrants included in the Units offered in the Company IPO were detachable from the Units and separately tradable immediately upon issuance. Warrant holders will only be able to exercise their Warrants if there is a current prospectus covering the Common Stock underlying the Warrants in effect at the time and the underlying Common Stock is qualified for sale or exempt from qualification under the applicable securities or "blue sky" law of the states in which the Warrant holders reside. Although the Company has used its reasonable best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, the Company cannot assure it will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock underlying the Warrants is not kept effective or if the shares are not qualified or exempt from qualification in states in which the Warrant holders reside.

REDEMPTION OF WARRANTS

         The Warrants may be redeemed by the Company if the Company gives 30 days' written notice and the average closing bid price has been at least 150% of the exercise price for the 20 consecutive trading days ending on the 15th day prior to the date of written notice of redemption. If the warrants are redeemed, Warrant holders will lose their rights to exercise the Warrant unless they exercise the right during the 30-day notice of redemption period. Upon receipt of a notice of redemption, Warrant holders would be required to: (i) exercise their Warrants (and pay the exercise price) at a time when it may be disadvantageous for them to do so; (ii) sell their Warrants at the current price when they might otherwise wish to hold the Warrants; or (iii) accept the redemption price of $.10 per Warrant, which may be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities - Warrants."


                                 DIVIDEND POLICY

         The Company does not currently contemplate the payment of cash dividends for the foreseeable future, but instead will retain any earnings to fund its growth. Any decisions as to the payment of cash dividends on the Common Stock in the future will depend on the Company's ability to generate earnings, its need for capital, its overall financial condition and such other factors as the Board of Directors deems relevant.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in the Prospectus.

GENERAL

         The Company was organized in July 1991 for the purpose of managing the operation of retail thrift stores that offer new and used articles of clothing, furniture, miscellaneous household items and antiques. The Company is registered with the State of Florida as a professional solicitor. The Company obtains its merchandise primarily from two sources: (i) purchase contracts with charitable organizations in return for an average of 2% - 3% of gross sales; and (ii) various independent contract collectors from whom the Company purchases merchandise in bulk.

         Items from the stores that remain unsold are sold in bulk to exporters, which ship the items to countries throughout the Caribbean, Central and South America, and Eastern Europe. Through its subsidiaries, the Company currently operates six retail stores. One of the Company's subsidiaries, Hallandale Thrift Management, Inc. ("HTMI"), is responsible for the solicitation of donations on behalf of the charities through direct mailings, newspaper advertising and telemarketing. HTMI is, in addition, responsible for the pickup of the donated merchandise throughout the communities surrounding the Company's stores.

         In January 1998, the Company adopted a 52/53 week retail reporting calendar, whereby all accounting periods end on a Sunday.

RESULTS OF OPERATIONS

         The Company recognizes merchandise sales when the customer pays for the merchandise upon exiting the Company store. Merchandise inventories consist of donated and purchased used clothing, furniture, miscellaneous household items and antiques. Purchased and donated inventories have been assigned a value based upon the retail method of accounting including all costs connected to bringing the merchandise to the selling floor. These costs include transportation, grading and processing costs plus fees paid to the sponsoring charitable organization.

         FOR THE SIX MONTHS ENDED JUNE 28, 1998 AND JUNE 30, 1997. Revenues for the six months ended June 28, 1998 and June 30, 1997 totaled $4,401,205 and $3,660,848, respectively. Sales increased $740,357 or 20.2% for the 1998 six-month period compared to the 1997 six-month period. The sales increase resulted primarily from the opening of the Company's fifth store in Lauderdale Lakes, Florida in July 1997. The same-store sales for the six months increased by 3.2%. The Company's adoption of a 52/53 week reporting calendar resulted in the six months of 1998 having two days less than the six months of 1997. If the sales for those two days were added to the six months of 1998, the total sales would have increased 21.1% and the same-store sales would have increased 4.0%.

         Economic and political conditions in those overseas markets that purchase rags have further deteriorated, with the Company selling rags for approximately $0.14 per pound in the first quarter of 1998 and approximately $0.13 per pound in the second quarter of 1998, as compared to approximately $0.20 per pound in 1997. This significant decline in the market price for rags represented a 3.9% unfavorable variance in total sales compared to the six months of the prior year.

         The Company's gross profit for the six months of 1998 decreased $132,091 or 6.9% to $1,780,908, from $1,912,999 for the six months of 1997. This decrease in the gross profit dollars and the gross profit margin from 52.3% in the six months of 1997 as compared to 40.5% in the same period of 1998 is attributable to the significant increase in the cost of goods sold, which was due primarily to the increasing dependency of merchandise purchased from independent contract collectors combined with the collapse of the export market for rags. The decline in export prices for rags represent 33% of the decline in the Company's gross profit margin. The Company is reviewing plans to adjust its operational strategy in an attempt to lessen the gross profit impact of the current rag market prices.

         Cost of goods sold, as a percentage of sales, increased 11.8% points for the six months of 1998 as compared to the six months of 1997, to 59.5% in 1998 from 47.7% in 1997. The Company has two sources for merchandise: direct donated goods through the charities with which it has entered into purchase contracts, and merchandise purchased in bulk from independent contract collectors. In order to support the 20.2% increase in store sales, while also acquiring merchandise for the Company's sixth store (which opened on August 14, 1998), the Company increased its purchases of merchandise from independent contract collectors. The Company's purchases from independent contract collectors for the first six months of 1998 increased 36.2% compared to the prior year. More of the Company's purchases of merchandise are from sources in other states, requiring additional freight costs than last year. These additional costs resulting from the Company's greater reliance on purchased goods is one of the primary factors resulting in a higher cost of goods sold. The impact of the current market price for rags is the second primary factor in the decline of the gross profit margins.

         The Company is accelerating its efforts to reduce its dependence on purchased merchandise by continuing to develop its network of manned donation trailers and by establishing a telephone solicitation division to increase the Company's sources of donated merchandise. As of October 1998, the Company has a total of 11 manned trailers and has approval to place two more. The Company plans to continue to expand this new source of donated merchandise. In addition, the Company has entered into a solicitation and purchasing agreement with the Samuel M. and Helene Soref Jewish Community Center, a new charity for the Company. The Company continues to purchase merchandise from various independent contract collectors and plans to develop or acquire independent contract collectors to provide another internal source of merchandise; however, there can be no assurance that it will be able to do so.

         Operating expenses for the six months of 1998 increased $136,109 or 7.8% to $1,883,843, as compared to $1,747,734 for the same period in 1997. This increase is due primarily to the operating expenses of the Lauderdale Lakes store, which opened in July 1997.

         FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996. Revenues for the years ended December 31, 1997 and 1996 totaled $7,728,241 and $6,104,905, respectively. Revenues increased by $1,623,336, or 27%, for 1997, as compared to 1996. Although the Company's gross profit for 1997 increased to $3,777,225, as compared to $3,289,695 for 1996, the Company's gross profit margins for 1997 decreased to 48.9% versus the 53.9% for 1996.

         The net increase in the Company's sales during 1997, as compared to 1996, is attributable to the following:

      1. The sales of the Company's fifth retail store, which opened in July 1997, were $434,592.

      2. The 1997 sales of the four other stores increased by $1,188,744, for a 19.5% increase in same-store sales.

         Although the Company's gross profits increased substantially, the decrease in the gross profit percentage for 1997 as compared to 1996 is principally attributable to the cost of the merchandise, partially offset by the effect of a change in the method of accounting for inventories. The Company has two sources for merchandise, direct donated goods through the charities with which it has entered into purchase contracts, and the purchase of merchandise in bulk from various independent contract collectors. In order for the Company to support the 19% sales increase in four existing stores plus the sales of the new store, the Company has relied to an even greater degree on purchased merchandise as compared to merchandise acquired through direct donations. This affected the mix of purchased goods to donated goods, with 1997 purchased goods increasing 60% over the prior year, whereas total cost of goods increased only 40%. The additional cost resulting from the Company's greater reliance on purchased goods is a primary factor resulting in a lower gross profit margin.

         Merchandise inventory has been valued using the retail method of accounting as of December 31, 1997. This accounting principle was adopted by the Company on October 1, 1997. Merchandise inventory in prior periods and years was valued using the specific identification method. The new method of valuing inventories was adopted due to cost/benefit considerations of applying the specific identification method of accounting for inventories in the Company's current operating environment. The effect of this change in 1997 was to increase gross profit by 1.4% and income before income taxes by approximately $106,000. (See Note 3 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus.)

         In 1997, the Company entered into an additional agreement with the Missing Children Awareness Foundation and began operating manned donation trailers as an additional source of donated merchandise.

         The Company's operating expenses for 1997 were $3,447,983 (or 45% of sales) as compared to $3,163,455 (or 52% of sales) for 1996, representing an increase of $284,528 or 9%. The 1997 operating expenses of the new North Lauderdale store were $251,567. Operating expenses for 1996 included a $150,000 bonus for the tax reimbursement to the Company's President. In 1997, this expense was largely offset by the $115,683 or 43% increase in professional and consulting fees, from $271,364 in 1996 to $387,047 in 1997.

         The income from operations increased $203,002 or 161% from $126,240 in 1996 (2.1% of sales), to $329,242 in 1997 (4.4% of sales). This is the effect of a 27% increase in sales with only a 9% increase in operating expenses, partially offset by the lower 48.9% gross profit percentage in 1997 as compared to 53.9% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

         At June 28, 1998, the Company had working capital of $2,284,992, as compared to working capital of $2,248,158 at June 30, 1997.

         Cash and cash equivalents at June 28, 1998 totaled $1,872,790, a decrease of $343,199, as compared with $2,215,989 at June 30, 1997. Net cash used in operating activities totaled $194,486 for the six months ended June 28, 1998, as compared to $75,504 provided by operating activities for the six months ending June 30, 1997.

         At December 31, 1997, the Company had working capital of $2,338,499 as compared to $2,260,670 at December 31, 1996. For 1997, cash decreased by $367,648 as compared to an increase of $2,554,484 in 1996, which was principally a result of purchases of property and equipment needed for the Company's new and existing stores.

         Net cash provided by operations for 1997 and 1996 amounted to $148,724 and $128,767, respectively, or an increase of $19,957. Net cash used in financing activities for 1997 was $182,970 as compared to net cash provided by financing activities of $2,501,865 for 1996. This decrease is primarily the result of the following items in 1996: receipt of net proceeds of $2,596,950 from the Company IPO, receipt of net proceeds of $680,000 from two private offerings, liquidation of the Company's liability to the Miami Jewish Home, dividends and loans paid to the sole stockholder at that time, and the purchase of Common Stock and Warrants for $500,000. As discussed in Note 12 to the Company's Consolidated Financial Statements included elsewhere in this Prospectus, the Company completed two private offerings in February and May of 1996, respectively. As discussed in Note 12 to the Consolidated Financial Statements, the Company sold to a single investor in February 1996, and as subsequently amended during October 1996, 300,000 shares of Common Stock and Warrants for aggregate consideration of $250,000 in the form of a $250,000 promissory note, which bore interest at 7% per annum. This note was paid in August 1996.

         As discussed in Note 12 to the Consolidated Financial Statements, during May 1996, and as subsequently amended during October 1996, the Company sold 20 units of the Company's securities at $25,000 per unit. Each unit consisted of 15,000 shares of Common Stock and 10,000 Warrants. The Company received from this offering net proceeds of $430,000, after deducting the placement agent's commission and legal costs of $60,000 and $10,000, respectively. A portion of the net proceeds were used to liquidate current liabilities, including reducing accounts payable and accrued expenses to reduce vendors' payment cycles. In December 1996, the NASD deemed certain of the investors in the private offering to be affiliates of the Underwriter of the Company IPO for purposes of determining the fairness of the compensation payable to the Underwriter in connection with the Company IPO. Accordingly, in order to comply with the NASD's rules, upon completion of the Company IPO, the Company redeemed the shares of Common Stock and Warrants sold in this private offering for the aggregate of $500,000 originally paid by the investors. A portion of the net proceeds of the IPO was used to effect the redemption.

         In December 1996, the Company consummated the Company IPO, in which it sold 900,000 Units at a price of $5.75 per Unit. Each Unit consisted of one share of Common Stock and one Warrant to purchase one share of Common Stock for $5.00 per share. Of the 900,000 shares of Common Stock underlying the Units, 615,000 shares were offered by the Company and 285,000 shares were offered by the investor in the February 1996 private offering. The Warrants are exercisable until December 5, 2002 and may be redeemed by the Company on 30 days' notice at any time during such period at a price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date that notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Company realized approximately $2,596,950 in proceeds from the Company IPO, net of underwriting discounts and expenses and other offering expenses (which amounted to $653,050).

         The Company believes that its current capital resources, together with cash flow from its operations, will be sufficient to meet its anticipated working capital requirements through at least 1999. There can be no assurances, however, that such will be the case.

INFLATION AND SEASONALITY

         Although the Company cannot accurately determine precisely the effects of inflation, management does not believe that inflation currently has a material effect on the Company's sales or results of operations.

         The Company's operations are located in South Florida, which has numerous part-time residents during the winter. The Company's results of operations reflect the seasonal nature of this market, with donations and sales of merchandise higher in the winter months.

YEAR 2000

         The Company has evaluated the potential impact of the year 2000 on its business, including its information systems, and does not expect this issue to have a significant effect on its results of operations.

                                    BUSINESS
GENERAL

         The Company operates retail outlets known as thrift stores, which deal in new and used articles of clothing, miscellaneous household items, furniture, bric-a-brac and antiques at discounted prices. The Company currently manages and operates six thrift stores in South Florida, two in Hallandale, Florida (Broward County), one in Margate, Florida (Broward County), one in Lauderdale Lakes, Florida (Broward County), one in Hialeah, Florida (Miami-Dade County) and one in Pompano Beach, Florida (Broward County). Inventory for the Company's stores is obtained primarily as the result of donations made to charities under contracts entered into by the Company for the solicitation and purchase of merchandise. The Company also purchases merchandise in bulk from various independent contract collectors.

INVENTORY COLLECTION

         A substantial portion of the merchandise offered in the Company's thrift stores is obtained as the result of donations made to charities. The Company enters into a contract with a participating charity pursuant to which the Company solicits donations of merchandise on behalf of the charity, picks-up and sorts donated merchandise and resells the merchandise, principally through its thrift stores. The Company bears all costs of and assumes all responsibility for the solicitation of donations and operation of the thrift stores and pays the charity a percentage of gross sales for all merchandise (typically in the range of 2% to 3%). The Company believes that such amount is comparable to, if not better than, that which a charity would typically earn if it operated its own thrift store and bore the costs of and responsibility for such operation, including the costs of solicitation and collection of donated merchandise, rent and other operating costs for the thrift store and hiring of personnel. Moreover, the Company believes that its experience in soliciting donations of and reselling merchandise make its services attractive to charities, which may have little experience in the field. The Company currently has contracts with the Missing Children Awareness Foundation, Temple Beth Ahm Israel, a Broward County synagogue, and the Samuel M. and Helen Soref Jewish Community Center, Inc. The Company believes that its arrangements with these charities will allow the Company to generate an adequate amount of donated merchandise for its present operations. As the Company expands its operations, it may seek arrangements with additional charities. There can be no assurance, however, that the Company will be able to successfully do so.

         The Company supplements the inventory received from charitable donations by purchasing merchandise in bulk from various independent contract collectors.

THRIFT STORE OPERATIONS

         The Company uses approximately 16 trucks to make scheduled pick-ups of donated merchandise. In addition, the Company operates 11 manned Missing Children Awareness Foundation trailers. At the manned trailers, donors are given receipts to document the items donated.

         Following pick-up, merchandise is taken to the appropriate thrift store where it is sorted and inspected. Unsuitable items, such as those that are broken, badly stained or torn, are either discarded or sold in bulk to exporters, which currently pay the Company between $0.05 and $0.10 per pound and resell the items in countries in the Caribbean, Central and South America and Eastern

Europe. Goods deemed suitable for sale in the Company's thrift stores are priced and date-coded by color. Pricing is for the most part subjective and is based upon the Company's experience of how much a customer is willing to pay for a particular type of item.

         Apparel accounts for a majority of the Company's sales. Other items sold by the Company include furniture, bric-a-brac, antiques, small appliances (such as toasters, stereos and televisions), linens and domestics, and other merchandise such as toys, books, records and jewelry. Furniture is sold in two of the Company's thrift stores.

         Sales areas are well lighted and merchandise is displayed in loose arrangements to promote browsing. Apparel is grouped and displayed by sex, type and color. For example, all women's blouses are hung together by color. Furniture items (which include brown goods, case goods, and upholstered pieces) requiring minor repairs, such as loose legs or cracked parts, are repaired by Company employees prior to display. Furniture and small appliances are sold "as is." Items of bric-a-brac and antiques are evaluated by an antiques expert and are displayed in a separate controlled-access area.

         In order to tempt the frequent shopper and control inventory levels, the Company encourages rapid inventory turnover and displays new merchandise on a daily basis. For example, apparel items are generally allowed to remain in inventory for up to four weeks, during which time the prices of the items are subject to weekly markdowns. Merchandise remaining unsold at the end of a specified time period is removed from inventory and sold in bulk to exporters.

         In order to provide convenient shopping hours for customers, the Company's thrift stores are open from 9:00 a.m. until 7:00 p.m. on Monday, Tuesday, Thursday and Saturday; from 9:00 a.m. until 9:00 p.m. on Wednesday and Friday; and from 10:00 a.m. until 5:00 p.m. on Sunday.

MARKETING

         One of the Company's primary modes of soliciting donations is through direct mail, using a colored 5-1/2" x 8-1/2" postcard, sent to between 50,000 and 75,000 households per week. Mailings are targeted to selected zip codes in Dade, Broward and Palm Beach counties in South Florida. The post card prominently bears the name of the charity sponsor and a telephone number to call to offer donations. Supporting this effort is a team of telemarketers who field pick-up calls and who telephone previous donors to solicit additional merchandise donations. In order to encourage repeat donations, the Company endeavors to provide prompt and courteous pick-up of donated merchandise. The Company supplements its direct mail efforts through advertising in local publications. In 1997, the Company began operating manned Missing Children Awareness Foundation donation trailers, located primarily in high-traffic retail strip centers. This is being expanded and is expected to become a significant source of merchandise. In the third quarter of 1998, the Company also initiated a large, sophisticated, telephone solicitation operation, and currently has more than 30 part-time phone solicitors.

         Customers at the Company's thrift stores can be classified into three general categories: (i) shoppers who must clothe and supply their family on a limited budget, (ii) "bargain hunters" who look for quality items in bric-a-brac, antiques and new or nearly new clothing, and (iii) dealers in antiques and clothing, flea market operators and wholesalers who are seeking merchandise for their own operations. As many of the Company's customers are repeat shoppers who frequently visit the Company's thrift stores searching for bargains, the Company seeks to introduce new merchandise on a daily basis and display merchandise in a manner designed to encourage browsing.

         The Company also seeks to attract customers to its outlets by locating its outlets in the vicinity of other thrift stores, which the Company believes attracts potential customers to the area and through the use of high visibility signage.

STORE LOCATIONS

         The following sets forth information with respect to the Company's six thrift stores:

                                                          Approximate                   Lease
Location                      Date Opened                 Square Footage                Exp./Renewal
--------                      -----------                 --------------                ------------
3149 W.                       August 1986                  8,300                        April 2001/
Hallandale                                                                              one five-year
Beach Boulevard                                                                         renewal option
Hallandale, FL

3141 W.                       August 1992                 15,000                        April 2001/
Hallandale                                                                              one five-year
Beach Boulevard                                                                         renewal option
Hallandale, FL

901 E. Tenth Ave              November 1992               10,500                        October 1999/
Hialeah, FL                                                                             one seven-year
                                                                                        renewal option

1041 N. State Rd. 7           November 1995               10,050                        November 2000/
Margate, FL                                                                             one five-year
                                                                                        renewal option

3200 N. State Road            July 1997                   29,000                        June 2002/
Lauderdale Lakes, FL                                                                    two five-year
                                                                                        renewal options

1028 E. Sample Road           August 1998                 10,000                        July 2003/
Pompano Beach, FL                                                                       two five-year
                                                                                        renewal options

Aggregate monthly rental for the Company's six thrift stores is approximately $43,000.

         The Company seeks to locate its outlets in lower socio-economic neighborhoods that have a high concentration of potential customers and, if possible, in the vicinity of other thrift stores, which serves to attract the potential customer base to the area. The Company also seeks locations on highly traveled streets with adequate on-site parking and the availability under zoning ordinances of high visibility signage. The Company believes that numerous adequate locations exist, such as former supermarkets, drug stores and discount outlets, that meet the

Company's criteria for store locations and that can be leased at reasonable rates. The Company is actively seeking additional store locations. There can be no assurances, however, that the Company will be able to identify additional suitable locations or, once identified, negotiate acceptable lease terms.

EXPANSION STRATEGY

         The Company's strategy is to expand its operations by opening additional thrift stores or acquiring existing thrift stores or other businesses related to the Company's current operations. The strategy is to expand initially in other counties in Florida, and ultimately in various out-of-state locations. The Company currently anticipates that its new stores will range from 9,000 to 15,000 square feet with smaller stores selling men's, women's and children's apparel, accessories, shoes and linens, with larger stores also selling bric-a-brac and household items.

         The Company currently intends to open approximately four to six additional stores during the remainder of 1998 and 1999. The Company's ability to expand its chain of thrift stores will depend on, among other things, securing suitable locations, obtaining sufficient merchandise and having adequate financing to effect its expansion plans. There can be no assurance that the Company will be able to open any additional thrift stores or that any thrift stores so opened will be profitable.

         An additional area of potential expansion is the direct export of certain merchandise. Currently, donated merchandise that is unsuitable for sale, as well as merchandise that remains in inventory beyond a specific time period, is sold in bulk to exporters who resell the items in countries in the Caribbean, Central and South America, and Eastern Europe. The Company currently sells approximately 85,000 pounds of merchandise per week in bulk to exporters. As the Company opens additional thrift stores, it expects that the volume of bulk merchandise available for export will increase. When it reaches a level of approximately 150,000 pounds per week, the Company believes that it will be economically advantageous to export such merchandise directly. In order to do so, the Company will need to establish a separate facility to receive, sort and grade the export merchandise, bale it and otherwise prepare the merchandise for shipment. There can be no assurance that the Company's operations will generate a sufficient amount of bulk merchandise to enable the Company to begin direct export of such merchandise, that the Company will have the necessary financing to establish the needed facility if it elects to do so, or that if the Company expands into this field of business, that it can do so successfully or profitably.

         The Company may also, from time to time, identify one or more established thrift stores or other businesses related to the Company's current operations, such as wholesale export businesses, as possible acquisition candidates. The Company's criteria for identifying existing stores as possible acquisition candidates are similar to those used by the Company when identifying locations for new stores. The Company would consider whether an existing store would be an acquisition candidate based on the store's proximity to lower socio-economic neighborhoods and to other thrift stores; the store's location on highly traveled streets with adequate on-site parking and permitted high-visibility signage; the store's size; the store's profitability; the terms of the existing lease, if any; and the anticipated purchase price. The criteria for identifying other businesses as acquisition candidates would be based on the geographic area of the business' operations; the financial condition of the business, including the nature of the assets used in its operations; the value of any goodwill associated with the business;

the business' profitability; the anticipated purchase price; and such other criteria as are deemed relevant by the Board of Directors. The Company does not at the present time expect that any such existing stores or businesses would be acquired from or in a transaction involving the Company's management, principal shareholders or other affiliates.

         Such acquisitions would be consummated in exchange for combinations of cash, notes, shares of the Company's capital stock and options to purchase shares of the Company's capital stock, depending, in part, on the Company's available working capital or other sources of funds and its anticipated capital needs at the time of the proposed acquisition. Although the Company does not currently anticipate incurring debt to fund any such acquisitions, management may determine that, depending on prevailing market interest rates, the cost of funds available to the Company, and the extent of revenues generated by the acquisition candidate, the use of debt to fund an acquisition may be advantageous to the Company. Such debt would result in an ongoing interest expense obligation for the Company, however. Issuance of shares of the Company's capital stock in an acquisition would enable the Company to preserve its cash, but could have the effect of diluting the Company's earnings on a per share basis or diluting the voting control of existing shareholders, and could result in an additional ongoing dividend obligation, depending on the terms of the stock issued.

         There can be no assurance that the Company would be able to negotiate with any such stores or other businesses or, even if negotiations are undertaken, that the Company would be able to consummate any such acquisitions.

COMPETITION

         The Company faces competition from a variety of discount retail stores. The Company competes for donations of merchandise and with other thrift stores for sales. Some of such other thrift stores are located in the vicinity of the Company's outlets. The Company believes, however, that other thrift stores located in close proximity allow customers to shop around for the best choices and as a result be more efficient shoppers, which encourages business. In addition to other thrift stores that sell used goods, low-end discounters such as K-Mart and Wal-Mart, which offer new clothing, housewares and furniture at deep discount prices, compete with the Company to a lesser extent. These competitors generally have greater financial and other resources than the Company.

GOVERNMENT REGULATION

         In order to solicit donations of merchandise on behalf of charities, the Company must be registered as a professional solicitor with and is subject to oversight by the Department of Agriculture and Consumer Affairs of the State of Florida. In the event the Company expands its operations to other states, the Company will likely be subject to similar licensing and oversight in those jurisdictions. As a professional solicitor, the Company and its personnel are required to comply with various regulations governing the manner and terms of solicitations, including, among other things, the requirement to post a surety bond. Failure to comply with these regulations could result in disciplinary action including significant fines and penalties or suspension or revocation of licenses. Such disciplinary action, if taken, would likely have a material adverse effect on the operations, revenues and prospects of the Company.

EMPLOYEES

         The Company currently employs approximately 275 full-time employees. None of the Company's employees are members of labor unions. Management believes that it enjoys satisfactory relations with its employees.

PROPERTIES

         The Company's executive offices occupy a portion of its thrift store located at 3141 W. Hallandale Beach Boulevard, Hallandale, Florida 33009. See "Store Locations" above for more information, including the rental payments, regarding the Company's other store locations.

LITIGATION

         The Company is not currently a party to any action, proceeding or litigation, which, if adversely determined, would have a material adverse effect on the Company's business, operations, revenues and prospects.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

                                                                                                      DIRECTOR
NAME                               AGE               POSITION                                           SINCE
----                               ---               --------                                           -----
Marc Douglas                       39                President, Chief Executive Officer                 1996
                                                     and Director

Ileen Little                       60                Vice President, Secretary and Director             1991


Stephen L. Wiley                   59                Chief Financial Officer and Director               1997


Stephen H. Bittel                  41                Director                                           1998


Jay M. Haft                        62                Director                                           1998


Ray Bryce                          36                Senior Vice President -- Merchandise                --


         MARC DOUGLAS founded the Company in 1991 and has served as its Chief Operating Officer since its inception, and, in February 1996, was elected President and a director. Prior thereto, Mr. Douglas was Executive Director of Thrift Shops of West Broward, Inc., and Southeast Thrift Shops of South Broward, Inc., since 1986 and 1990, respectively. Mr. Douglas received his A.A. in Business from Miami Dade College and his B.S. in Business from Florida International University, Miami, Florida. Mr. Douglas is Ms. Little's son.

         In 1985, Mr. Douglas pled guilty to one count of wire fraud in a federal criminal action arising from his employment from 1980 to 1982 as a salesman of oil and gas leases for U.S. Oil & Gas Corporation. Mr. Douglas was sentenced to a 90-day jail term and five years' probation and, in addition, entered into a settlement agreement in a related civil action brought by the Federal Trade Commission, in connection with which he paid $65,000 as restitution. In February 1998, Mr. Douglas filed an application for a Presidential pardon with the U.S. Department of Justice. No estimate can be made at this time, however, of the likelihood that a pardon will be granted and, if granted when it will be received.

         In 1989, Mr. Douglas, his spouse and M.J.S.S. Enterprises, Inc., a corporation for which Mr. Douglas was an officer, filed for bankruptcy protection. Both the personal and corporate bankruptcies were discharged in 1990.

         ILEEN LITTLE is currently the Vice President, Secretary and a director of the Company. From its inception until February 1996, when she was elected to her current position, she acted as President and a director of the Company. Prior to joining the Company, Ms. Little was President of Thrift Shops of West Broward, Inc., and Southeast Thrift Shops of South Broward, Inc., two companies which she co-founded in 1986 and 1990, respectively. Ms. Little received her B.S. in business from Brooklyn College. Ms. Little is Mr. Douglas' mother.

         STEPHEN L. WILEY became a director of the Company and its Chief Financial Officer in 1997. Prior to joining the Company, Mr. Wiley had been Senior Vice President and Chief Financial Officer of Linen Supermarket, Inc. since 1989. Linen Supermarket, Inc. was a private company that operated 120 specialty linen retail stores in six states. In February 1997, Linen Supermarket, Inc. filed for protection from its creditors under Chapter 13 of the Bankruptcy Code, which was converted to Chapter 11 in May 1997. Mr. Wiley has more than 25 years' experience in the retail industry, including more than 10 years with the W.R. Grace retail companies. Mr. Wiley received his B.S. in Industrial Management from Purdue University in Indiana and his M.B.A. from the University of Edinburgh in Edinburgh, Scotland.

         STEPHEN H. BITTEL has been a director of the Company since January 1, 1998. Mr. Bittel is the President and Chief Executive Officer of Terranova Corporation, a full-service real estate organization based in Miami, which he founded in 1980. Until its August 1998 acquisition, Mr. Bittel was a director of Spec's Music, Inc., a Florida specialty retail chain. He currently serves as a trustee of the Greater Miami Chamber of Commerce, a director of the Community Partnership for the Homeless, and served as a director of the Jackson Memorial Hospital Foundation. Mr. Bittel received his B.A. from Bowdoin College and is a graduate of the University of Miami School of Law and a member of the Florida Bar.

         JAY M. HAFT has been a director of the Company since January 1, 1998. Mr. Haft is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. Mr. Haft is also a director of numerous public and private corporations, including Robotic Vision Systems, Inc., Noise Cancellation Technologies, Inc., Extech, Inc., Encore Medical Corporation, Viragen, Inc., PC Service Source, Inc., DUSA Pharmaceuticals, Inc., Oryx Technology Corp. and Conserver Corporation of America. He is a graduate of Yale College and Yale Law School.

         RAY BRYCE became Senior Vice President -- Merchandising in June, 1998. Prior to joining the Company, Mr. Bryce had been director of Vendor Relations of Value Village Stores, Inc. - Canada, a private company operating 66 retail thrift stores in Canada. Mr. Bryce has more than 14 years' experience in charity solicitations and thrift store operations, including 12 years with Value Village Stores.

         Until December 1999, Lexington Capital Partners & Co., Inc., the underwriter of the Company IPO has the right to designate a representative as an advisor to or an individual to serve, as a member of the Company's Board of Directors. The underwriter has not identified its designees as of the date of this Prospectus.

         Directors of the Company hold their offices until the next annual meeting of the Company's shareholders and until their successors have been duly elected and qualified.

         Officers of the Company hold office until the first meeting of the Board of Directors following the annual meeting of the Company's shareholders and until their successors have been chosen and qualified, subject to early removal by the Board of Directors.

         The non-employee directors of the Company receive compensation in the form of options to purchase shares of the Company's Common Stock. The two non-employee directors of the Company were each granted 20,000 stock options in 1998 at an exercise price of $2.50 per share, the fair market value of the Common Stock on the date of the grant. As long as they continue to serve as a director, they will receive additional grants at the then fair market price of 5,000 options at the end of each quarter and 2,000 options upon each anniversary of their appointment to the Board of Directors.

         Effective January 1, 1998, the Company entered into a consulting agreement with Jay M. Haft, a director of the Company, pursuant to which Mr. Haft is assisting the Company in developing, studying and evaluating capital-raising and proposals to expand the Company's business, including through mergers and acquisitions. The agreement is for a six-month term that automatically renews for additional terms unless terminated by the Company or Mr. Haft at least 15 days prior to the end of the then-current term. As compensation for his services under the agreement, the Company granted to Mr. Haft five-year options to purchase 66,000 shares of the Company's Common Stock at a price of $2.00 per share. The options vest as follows: 5,000 upon execution of the consulting agreement, 5,000 at the end of the initial six-month term, and 14,000 at the end of every six-month period thereafter until all of the options are vested and exercisable. Any unvested options will be cancelled if the consulting agreement is terminated by either party.

         During 1998, the Board of Directors established Audit and Compensation Committees. Mr. Bittel chairs the Audit Committee and its other members are Messrs. Haft and Wiley. Mr. Haft chairs the Compensation Committee and its other members are Messrs. Bittel and Douglas.

COMPENSATION OF EXECUTIVE OFFICERS

         SUMMARY COMPENSATION TABLE. The following table sets forth information with respect to the total compensation earned by, or paid to, the Company's Chief Executive Officer and Vice President (the "Named Executive Officers"), for services rendered to the Company during 1997 and 1996. The Company's other executive officer during 1997 did not earn total salary and bonus exceeding $100,000 during that year.

                                                                                             Long-Term
                                                     Annual Compensation                Compensation Awards
                                            ----------------------------------------    -------------------
                                                                        Other Annual    Shares Underlying
Name and Principal Position       Year      Salary($)     Bonus($)     Compensation($)       Options (#)
---------------------------       ----      ---------     --------     ---------------       -----------
Marc Douglas                      1997        314,050     75,627(1)      101,491(2)
Chief Executive Officer           1996        297,000    150,000(1)             (3)            700,000
  and President

Ileen Little                      1997        129,000         --                (2)            150,000
Vice President and                1996        113,600         --                (2)
  Secretary

------------------------------
(1) See "Certain Transactions - Reorganization" for information regarding dividend distributions to Mr. Douglas arising from the Company and its affiliated companies prior to the Reorganization in 1996. These dividends were paid to Mr. Douglas in 1996 and in early 1997.

(2) Includes advances amortized into operations as compensation, car allowances and life insurance payments.

(3) Perquisites and other personal benefits paid to the Named Executive Officers for 1997 and 1996 did not exceed 10% of the total of annual salary and bonus reported.

         EXECUTIVE EMPLOYMENT AGREEMENTS. Effective as of June 1, 1996, the Company entered into an employment agreement with Marc Douglas, its Chief Executive Officer and President, for a term of 60 months. At the end of each 12-month period of the term of the employment agreement, the term will automatically be extended for one additional 12-month period unless the Company or Mr. Douglas gives written notice to the other party at least 90 days prior to the end of each 12-month period of the intent not to renew. The employment agreement provides for a base salary of $286,000 (subject to 10% annual automatic cost-of living increases), an annual bonus in an amount equal to 1% of the Company's annual gross revenues subsequent to the date of the agreement, and an automobile allowance of $1,500 per month. The employment agreement generally provides that Mr. Douglas will continue to receive his salary until the expiration of the term of the employment agreement if terminated by the Company for any reason other than death, disability or cause (as defined in the employment agreement), or for a period of 12 months after termination of the employment agreement as a result of his disability, and that Mr. Douglas' estate will receive a lump sum payment equal to one year's salary plus a pro rata portion of any bonus to which he is entitled upon termination of the employment agreement by reason of his death. The employment agreement also prohibits Mr. Douglas from directly or indirectly competing with the Company for one year after termination of his employment agreement for any reason other than the Company's termination of his employment without cause. If a change of control (as defined in the employment agreement) occurs, the employment agreement provides for the continued employment of Mr. Douglas until the later of three years following the change of control or the then-scheduled expiration date of the term of employment. The term "change of control," as defined in the employment agreement, generally means (i) any person's or group's acquisition of 20% or more of the combined voting power of the Company's outstanding securities, or (ii) in the event of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, the persons who were directors of the Company prior to such transaction cease to constitute a majority of the Board of Directors following the transaction. In addition, following a change of control, if Mr. Douglas' employment is terminated by the Company other than for cause or by reason of his death or disability, or for certain specified reasons (such as a representation or diminution of duties), Mr. Douglas will receive a lump sum cash payment equal to the greater of three times the aggregate compensation paid to him during the preceding year or the remaining salary, plus any applicable bonus, payable to him for the remaining term of the agreement.

         Effective as of June 19, 1997, the Company entered into an employment agreement with Stephen L. Wiley, its Chief Financial Officer, for a term of 30 months. The employment agreement provides for a base salary of $100,000 increasing to $137,500 on January 1, 1998. The agreement also provides a leased automobile not to exceed $669 per month plus reimbursement for insurance, gasoline and repairs plus $400 per month for the purpose of reimbursement of health insurance for his family. The agreement provided for the grant of options to acquire an aggregate of 25,000 shares of the Company's Common Stock under the 1996 Stock Option Plan, as amended (the "1996 Plan"), at an exercise price of $3.125 per share. The options vest as follows: options to acquire 10,000 shares of Common Stock vest on January 1, 1998; options to acquire 10,000 shares of Common Stock shall vest on January 1, 1999; and options to acquire 5,000 shares of Common Stock shall vest on June 30, 1999, subject to meeting certain performance requirements. Upon termination of the employment agreement by the Company other than for cause (as defined in the agreement), Mr. Wiley will be entitled to receive a severance payment equal to three month's salary at the monthly rate in effect at the time.

         Effective as of May 1, 1998, the Company entered into an employment agreement with Ray Bryce, its Senior Vice President - Merchandise, for a term of four years. The employment agreement provides for a base salary of $100,000. The agreement also provides for a leased automobile plus reimbursement of health insurance for himself and his family. The agreement provided for the grant of options to acquire an aggregate of 25,000 shares of the Company's Common Stock under the Company's 1996 Plan, at an exercise price of $2.00 per share. The options vest as follows: with respect to 25% of the options, at any time after one year from the date of the agreement; with respect to an additional 25% of the options, at any time after two years from the date of the agreement; with respect to an additional 25% of the options, at any time after three years from the date of the agreement; with respect to the remaining 25% of the options, at any time after four years from the date of the agreement. Upon termination of the employment agreement other than for cause (as defined in the agreement), death or disability, Mr. Bryce will be entitled to receive a severance payment equal to one year's total compensation.

         STOCK OPTION PLAN. The Company adopted its 1996 Plan, under which options to acquire up to 1,500,000 shares of Common Stock may be granted. The 1996 Plan is designed to serve as an incentive for retaining qualified and competent employees, directors, consultants and independent contractors of the Company.

         The Compensation Committee of the Company's Board of Directors, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers of the Company, as well as non-employee directors, consultants and independent contractors. The 1996 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code (the "Code")) and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 1996 Plan on such terms and at such prices as determined by the Board or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1996 Plan will not be less than the fair market value of the Common Stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value as defined in the 1996 Plan.

         Options granted under the 1996 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares underlying incentive stock options exercisable for the first time by any individual during any calendar year exceeds $100,000.

         Options granted under the 1996 Plan will be exercisable after the period or periods specified in the related option agreement. Options granted under the 1996 Plan are not exercisable after the expiration of 10 years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Adjustment of the number of shares subject to options granted under the 1996 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization. Under the 1996 Plan, options may become immediately exercisable in the event of a change in control or approval by shareholders of the Company of a merger, reorganization, liquidation, dissolution or disposition of all or substantially all of the assets of the Company.

         The exercise price of any stock option granted under the Plan may not be less than the fair market value of the shares subject to the option on the date of grant, provided, however, that the exercise price of any incentive option granted to an eligible employee owning more than 10% of the outstanding Common Stock may not be less than 110% of the fair market value of the shares underlying such option on the date of grant.

         The term of each option and the manner in which it may be exercised is determined by the Board of Directors, or a committee appointed by the Board of Directors, provided that no option may be exercisable more than 10 years after the date of grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Common Stock, such option shall be exercisable no more than five years after the date of grant. Options may be granted to officers and employees. In the event of death or disability, options may be exercised during a 12-month period following such event. In the event of retirement of an option holder who is an officer or employee of the Company, an option must be exercised within three months of the date of termination. In the event that an option holder is terminated other than pursuant to death, disability or retirement, all options must be exercised by the date of termination. Options will not be transferable, except upon death of the optionee.

         OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1997.


                                                      OPTION GRANTS IN LAST FISCAL YEAR
                            ----------------------- ------------------------- ------------------ -----------------
                                  NUMBER OF
                                    SHARES                 % OF TOTAL
                                  UNDERLYING            OPTIONS GRANTED          EXERCISE OR
                                   OPTIONS              TO EMPLOYEES IN          BASE PRICE         EXPIRATION
          NAME                    GRANTED(#)              FISCAL YEAR             ($/SHARE)            DATE
--------------------------  ----------------            ---------------          -----------        ----------
Ileen Little                      150,000(1)                   70%                  $1.625           5/18/07

---------------------

(1)      Ileen Little gifted her options to the Ileen Little Irrevocable Family
         Trust

         STOCK OPTIONS HELD AT END OF 1997. The following table indicates the total number and value of exercisable and unexercisable stock options held by the Company's Named Executive Officers as of December 31, 1997. No options were exercised by the Named Executive Officers during 1997.

                                                                                    VALUE OF UNEXERCISED
                                         NUMBER OF UNEXERCISED                       IN-THE-MONEY OPTION
                                       OPTIONS AT FISCAL YEAR END                   AT FISCAL YEAR END(1)
                                    ---------------------------------         -------------------------------
         NAME                       EXERCISABLE         UNEXERCISABLE         EXERCISABLE       UNEXERCISABLE
         ----                       -----------         -------------         -----------       -------------
Marc Douglas                          125,000(2)           575,000(2)                  --                  --
Ileen Little                          150,000                   --               $112,500                  --


------------------------------
(1)      Based on a closing price on December 30, 1997 of $2.375 per share.

(2) Represents the 700,000 options granted to Marc Douglas in 1996 under the Company's 1996 Plan. Of the total amount granted, 125,000 of these options vested upon the opening of the Company's first thrift store following the Company IPO and 125,000 will vest when that thrift store operates profitably for one year. Similarly, 125,000 and 100,000 of such options will vest upon the opening of each of the next two thrift stores or other businesses, respectively, and 125,000 and 100,000 will vest when those two thrift stores or related businesses, respectively, operate profitably for one year. Subject to this vesting, the options were exercisable commencing June 11, 1997.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Prior to 1998, the full Board of Directors determined the compensation for the Company's executive officers. In 1998, the Board established a Compensation Committee, which will set the compensation for the Company's executive officers.


                     PRINCIPAL AND SELLING SECURITY HOLDERS

PRINCIPAL SHAREHOLDERS

         The following table sets forth information, as of October 15, 1998, regarding the Company's Common Stock owned of record or beneficially by (i) each shareholder who is known by the Company to beneficially own more than of 5% of the outstanding shares of Common Stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Each shareholder listed below has sole voting and investment power.

         In accordance with the SEC rules, shares that are not outstanding but that are issuable upon the exercise of immediately exercisable options, warrants, rights or conversion privileges have been included for the purpose of computing the percentage of outstanding shares owned by the individual owning the convertible security or right, but not when computing the percentage for any other person. As of October 15, 1998, there were 2,175,000 shares of Common Stock issued and outstanding.


                                              AMOUNT AND
                                               NATURE OF
                                               BENEFICIAL
                                               OWNERSHIP             PERCENT OF COMMON         PERCENT OF TOTAL
NAME AND ADDRESS                            OF COMMON STOCK         BENEFICIALLY OWNED          VOTING POWER(1)
----------------                           ----------------         -------------------        ----------------
Marc Douglas                                1,300,000(2) (3)            53.6%                        77.2%
3141 W. Hallandale Beach Blvd.
Hallandale, Florida 33009

Ileen Little                                   10,000(4)                 0.5%                         0.2%
3141 W. Hallandale Beach Blvd.
Hallandale, Florida 33009

Stephen L. Wiley                               10,000(4)                 0.5%                         0.2%
3141 W. Hallandale Beach Blvd.
Hallandale, Florida  33009

Stephen H. Bittel                               6,125(5)                 0.3%                         0.1%
3141 W. Hallandale Beach Blvd.
Hallandale, Florida  33009

Jay M. Haft                                    16,125(6)                 0.7%                         0.3%
3141 W. Hallandale Beach Blvd.
Hallandale, Florida  33009

Ray Bryce                                         -0-                    -0-                          -0-
3141 W. Hallandale Beach Blvd.
Hallandale, Florida  33009

1997 Ileen Little                             150,000                    6.5%                         3.1%
Irrevocable Family Trust
c/o Barry Nelson, Esq., Trustee
19495 Biscayne Boulevard
Aventura, Florida  33180

All directors and executive                 1,342,250(7)                54.4%                        77.3%
  officers as a group (six
  persons)

------------------------------

(1) The Common Stock votes together with the Series A Preferred Stock on all matters, except as otherwise legally required. The Series A Preferred Stock entitles the holder to 10 votes per share and the Common Stock entitles the holder to one vote per share. Mr. Douglas holds 250,000 shares of Series A Preferred Stock, which are reflected in Mr. Douglas' percentage of total voting power.

(2) Does not include 150,000 shares of Common Stock held by the 1997 Ileen Little Irrevocable Family Trust (the "Trust") of which Mr. Douglas is the beneficiary. Mr. Douglas does not exercise voting or dispositive control of the shares held by the Trust.

(3)      Includes 250,000 shares underlying options exercisable within 60 days.

(4)      Reflects 10,000 shares underlying options exercisable within 60 days.

(5)      Reflects 6,125 shares underlying options exercisable within 60 days.

(6)      Reflects 16,125 shares underlying options exercisable within 60 days.

(7)      Includes 292,250 shares underlying options exercisable within 60 days.

SELLING SECURITY HOLDERS

         The following table sets forth certain information as of October 15, 1998 regarding the number of shares of Common Stock of the Company (including the shares of Common Stock underlying the Warrants) and the number of Warrants beneficially owned by each Selling Security Holder and the number of such securities included for sale in this Prospectus.

                                                                   NUMBER OFFERED
SELLING SECURITY               BENEFICIAL OWNERSHIP                  BY SELLING                    BENEFICIAL OWNERSHIP
     HOLDER                      PRIOR TO SALE(1)                  SECURITY HOLDER(2)                  AFTER SALE (3)
--------------------  ---------------------------------------   ---------------------   ---------------------------------------
                        COMMON STOCK            WARRANTS                                  COMMON STOCK             WARRANTS
                      ------------------    -----------------    COMMON                 -----------------    ------------------
                      NUMBER     PERCENT    NUMBER    PERCENT    STOCK       WARRANTS   NUMBER    PERCENT    NUMBER     PERCENT
                      -------    -------    ------    -------    ------      --------   ------    -------    ------     -------
1997 Ileen Little
Irrevocable Family    150,000      10.0%        --         --   150,000            --        0         --        --          --
Trust(4)

Rozel International
 Holdings, Inc.(5)    615,000      37.5%   600,000      100.0%   15,000       600,000        0         --         0          --

------------------------------

*        Less than 1%.

(1) The number of shares of Common Stock reflected for each Selling Security Holder includes the number of shares of Common Stock underlying the Warrants held by that Selling Security Holder.

(2) Rozel International Holdings, Inc. ("Rozel") sold 285,000 of its shares of Common Stock in the Company IPO.

(3) Assumes that each Selling Security Holders sells all of their securities.

(4) Barry Nelson, Esq. is trustee of the 1997 Ileen Little Irrevocable Family Trust (the "Trust"), of which Mr. Douglas is the beneficiary. Mr. Douglas does not exercise voting or dispositive control of the shares held by the Trust.

(5)      Harold Chaffe maintains voting control over the shares held by Rozel.


                              CERTAIN TRANSACTIONS

REORGANIZATION

         In connection with the Reorganization, the Company acquired all of the outstanding capital stock of each of the affiliated companies that originally operated the Company's thrift store business from Marc Douglas, in exchange for the issuance to Mr. Douglas of 1,050,000 shares of Common Stock and 250,000 shares of Series A Preferred Stock of the Company. The Reorganization was completed as of May 31, 1996 as a tax-free reorganization within the meaning of
Section 368(a)(1)(B) of the Code. As a result of the Reorganization, each of these affiliated companies became a wholly owned subsidiary of the

Company. The Company also effected, in connection with the Reorganization, a 12,000-for-1 split of its outstanding shares of Common Stock.

         Prior to the Reorganization, the Company and the affiliated companies were treated for federal and state income tax purposes as S corporations under Subchapter S of the Code. As a result, earnings through the date of termination of the S corporation status (the "Termination Date") have been and will be taxed for federal and state income tax purposes directly to the respective shareholders of the corporations. The Termination Date for the Company occurred on February 29, 1996, when the Company completed a private placement of shares of Common Stock and Warrants; the Termination Date for the affiliated companies occurred upon completion of the Reorganization on May 31, 1996.

         The Company and the affiliated companies previously paid cash dividends to their respective shareholders, representing earnings distributions and funds necessary to pay federal and state income tax obligations attributable to earnings. For the year ended December 31, 1996, such dividends totaled $283,384. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEFERRED COMPENSATION AGREEMENT

         In March 1995, a subsidiary of the Company entered into a deferred compensation agreement with Ileen Little, a director and executive officer of the Company. Pursuant to such agreement, Ms. Little would have been entitled to receive 5% of the gross proceeds from the liquidation of the Company or any of its subsidiaries, payable in two equal annual installments following such liquidation. Effective March 31, 1998, Ms. Little agreed to the termination of the deferred compensation agreement.

LOANS TO MARC DOUGLAS

         The Company has advanced Mr. Douglas monies from time to time on an interest-free basis, the amount of which totaled approximately $126,312 as of December 31, 1997 and $78,945 as of the end of the third quarter of 1998. Mr. Douglas and the Company have agreed that the advances to Mr. Douglas will be taken into income by Mr. Douglas over a three-year period through December 1999.

         In January, 1998, the Company's Board of Directors approved the prepayment of up to $130,000 of the 1998 salary and bonus of Mr. Douglas, subject to his agreement to pay interest on the amount prepaid at the annual rate of 8.5%. Prepaid expenses as of the end of the third quarter of 1998 include $68,348 attributable to prepaid salary and bonus payments.

DISPUTE WITH MIAMI JEWISH HOME; AGREEMENT WITH FORMER SHAREHOLDER

         In February 1994, the Miami Jewish Home filed a motion for contempt against Mr. Douglas (as the sole shareholder of the affiliated companies, prior to the Reorganization) alleging violations of an injunction awarded to the Miami Jewish Home in December 1993 against a former shareholder of one of the affiliated companies and two other companies controlled by that shareholder. The injunction had been awarded, together with monetary damages, as a result of an action filed by the Miami Jewish Home in 1987 alleging trade name infringement and unfair competition by the former shareholder and his companies.

         Although neither Mr. Douglas, Ms. Little, the Company nor any of the affiliated companies was party to the 1987 action, in November 1994, the Miami Jewish Home, Mr. Douglas and two of the affiliated companies agreed to be bound by certain provisions of the injunction. As part of the settlement, the former shareholder relinquished his right to receive further payments under non-competition agreements entered into in 1993 with two of the affiliated companies in connection with the termination of the former shareholder's and Mr. Douglas' business relationship. Mr. Douglas and the two affiliated companies also agreed to pay the Miami Jewish Home the sum of $176,130, payable in installments through April 1997, and the sum of $20,000 for the use of a trade name approved by the Miami Jewish Home. Such payments were allocated to Mr. Douglas and each of the two affiliated companies in proportion to their respective original obligations to the former shareholder. The payments were secured by a pledge of the capital stock of all of the affiliated companies. The balance remaining of the settlement was paid in full in May 1996 and, accordingly, all of the capital stock was released and the Miami Jewish Home agreed to withdraw its motion with prejudice and waive any further claims thereunder.

CONSULTING AGREEMENTS

         In 1992, one of the affiliated companies entered into a seven-year consulting agreement with a previous 50% shareholder. This consultant is responsible for all facets of day-to-day operations, and is required to spend such time and attention as deemed necessary in order to accomplish the objectives of the Company, with a minimum of 10 hours per week. This agreement was amended in October 1997 to provide that the consultant be paid $2,400 per month for the duration of the agreement.

         See "Management" for a description of the consulting agreement between the Company and Jay M. Haft, a director of the Company.

COMPANY POLICY REGARDING TRANSACTIONS WITH AFFILIATES

         The Company believes that the transactions described above were on terms no less favorable to the Company than those that would be available from unaffiliated parties. The Company does not at the present time contemplate entering into additional related party transactions. In the future, the Company plans to present all proposed transactions with affiliated parties to the Company's Board of Directors for its consideration and approval. Any Board member who has an interest in such transaction will abstain from voting thereon.


                            DESCRIPTION OF SECURITIES

         Set forth below is a summary of certain terms and provisions of the Company's capital stock, which is qualified in its entirety by reference to the Company's Articles of Incorporation and to the Statement of Designation setting forth the resolutions establishing the rights and preferences of the outstanding Series A Preferred Stock. Copies of the Articles of Incorporation and the Statement of Designation have been filed as exhibits to, or incorporated by reference into, the Registration Statement of which this Prospectus forms a part.

         Under the Articles of Incorporation, the authorized but unissued and unreserved shares of the Company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.01 per share, and 1,500,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, 2,175,000 shares of Common Stock and 250,000 shares of Series A Preferred Stock are outstanding.

UNITS

         Each Unit consists of one share of Common Stock and one Warrant exercisable at $5.00 to purchase one share of Common Stock. The Common Stock and Warrants, which constitute a Unit, were detachable and separately tradable immediately upon issuance.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. The Company does not currently intend to declare or pay cash dividends in the foreseeable future, but rather intends to retain any future earnings to finance the expansion of its businesses. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the assets of the Company, if any, legally available for distribution to shareholders after the payment of all debts and liabilities of the Company and payment of the liquidation preference of any outstanding shares of Preferred Stock.

         The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

PREFERRED STOCK

         The Board of Directors has the authority to issue up to 1,500,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders. Except for the shares of Series A Preferred Stock currently outstanding, the Board of Directors does not currently intend to issue additional shares of Preferred Stock. In connection with the Company IPO, the Company agreed that it will not issue additional shares of Preferred Stock during the two-year period following the Company IPO.

         SERIES A PREFERRED STOCK. The Company has designated 250,000 shares of Preferred Stock as Series A Preferred Stock, which shares were issued to Marc Douglas, Chief Executive

Officer, President, and a director of the Company, in connection with the Reorganization. See "Certain Transactions - Reorganization." Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock on all matters (except as required by law), with each share of Series A Preferred Stock having 10 votes. The Series A Preferred Stock has a liquidation preference of $.10 per share over the Common Stock. The Series A Preferred Stock does not provide for the payment of a stated rate of dividends, is not convertible into Common Stock, and is not mandatorily redeemable by the Company.

WARRANTS

         The Warrants have been issued pursuant to an agreement (the "Warrant Agreement") between the Company and North American Transfer Co., as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Warrant certificates, the forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $5.00 per share, although in September 1998 the Company's Board of Directors announced its intention to reduce the exercise price per share to a price more in line with the current trading prices of the Company's Common Stock. The Warrants, which expire on December 5, 2002, are exercisable for five years commencing one year from the date of issuance, which is the date of this Prospectus. The Warrants may be redeemed by the Company at any time, commencing one year from the date of this Prospectus, at a redemption price of $.10 per Warrant upon 30 days' prior written notice, provided the average closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. Warrant holders shall have exercise rights until the close of the business day preceding the date fixed for redemption.

         In order for a holder to exercise a Warrant, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission pertaining to the shares of Common Stock underlying the Warrants, and such shares must be registered or qualified for sale under the securities laws of the state in which such Warrant holder resides or such exercise must be exempt from registration in such state. The Company will be required to file post-effective amendments to the Registration Statement of which this Prospectus forms a part during the nine-month period from the date hereof, when events require such amendments. In addition, the Company has agreed with the Underwriter to use its best efforts to keep the registration statement covering the shares underlying the Warrants current and effective. There can be no assurance, however, that such registration statement (or any other registration statement filed by the Company to cover shares of Common Stock underlying the Warrants) can be kept current. If a registration statement covering such shares of Common Stock is not kept current for any reason, of if the shares underlying the Warrants are not registered in the state in which a holder resides, the Warrants will not be exercisable and will be deprived of any value. See "Risk Factors - Requirements for Exercise of Warrants; Adverse Effect of Redemption of Warrants."

         Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to, the issuance of any Common Stock or other securities convertible or exercisable for Common Stock at a price per share less than the exercise price or the market price of the Common Stock, or in the event of any stock dividend, stock split, reclassification, recapitalization, stock combination or similar transaction. Holders of the Warrants will have no voting rights and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in any distribution of the Company's assets.

         The purchase price payable upon exercise of the Warrants is to be paid in lawful money of the United States. The Company is not required to issue certificates representing fractions of shares of Common Stock upon the exercise of Warrants; rather, with respect to any fraction of a share, the Company will make payment in cash based upon the market price of the Common Stock as determined by the Warrant Agent.

TRANSFER AGENT AND WARRANT AGENT

         The transfer agent and registrar for the Common Stock and the Warrant Agent for the Warrants is North American Transfer Co., Freeport, New York.

"ANTI-TAKEOVER" PROVISIONS

         Although the Board of Directors is not currently aware of any takeover attempts, the Articles of Incorporation and Bylaws of the Company contain certain provisions that may be deemed to be "anti-takeover" in nature, in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the shareholders of the Company.

         AUTHORIZED BUT UNISSUED SHARES. The Company has authorized 15,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock. These shares were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, the 1996 Plan, other grants of stock options, and other purposes. With the exception of the grant of employee and director stock options, the Company has no agreements, commitments or plans at this time for the sale or use of additional shares of Common Stock or Preferred Stock. The issuance of shares of Preferred Stock may have an adverse effect on the holders of the Company's Common Stock. See "Preferred Stock." Shareholders of the Company do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to Common Stock of the Company.

         NO CUMULATIVE VOTING. The Company's Bylaws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         GENERAL EFFECT OF ANTI-TAKEOVER PROVISIONS. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of the Company's Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of the Company's business.

CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. Section 607.0902 of the Florida Statutes (the Florida Control Share Act) generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. Section 607.0901 of the Florida Statutes (the Florida Affiliated Transactions Act) generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. Pursuant to such authorization, the Company intends to enter into an agreement with each of its directors and officers providing for indemnification to the fullest extent allowed by law or obtain insurance with respect to liabilities arising in connection with the directors' and officers' performance of their duties.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 2,175,000 shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,260,000 shares of Common Stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act. These shares are currently subject to a "lock-up" period that expires on December 6, 1998. The Selling Security Holders' Offering relates to 600,000 Warrants and 765,000 shares of Common Stock (including 600,000 shares of Common Stock underlying the Warrants) that have been registered for sale by the Selling Security Holders. The Company has been advised that the Underwriter agreed to release both of the Selling Security Holders from their lock-up agreements. It is not known at this time whether, and to what extent, the Underwriter may agree to a release of the remaining lock-up agreements.

         Of the 2,175,000 shares currently outstanding, 1,342,250 shares are owned by affiliates of the Company, as that term is defined under the Securities Act. Absent registration under the Securities Act, such as in the Selling Security Holders' Offering, the sale of these shares is subject to Rule 144. Under Rule 144, if certain other conditions are satisfied, a person (including an affiliate of the Company) who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of Common Stock, or if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above.

         No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.


                              PLAN OF DISTRIBUTION

         The Selling Security Holders previously agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion or exercise of securities convertible into Common Stock, or any Warrants held by them, until December 6, 1998 without the prior written consent of the Underwriter. The Underwriter agreed to release Rozel and the 1997 Ileen Little Irrevocable Family Trust, the Selling Security Holders, from their lock-up agreements as to the shares of Common Stock and Warrants owned by each of them. At the present time, there are no current or future plans, proposals, agreements, arrangements or understandings of the Underwriter or known to the Underwriter with respect to engaging in further transactions with or by the Selling Security Holders or with respect to waiving or shortening the lock-up period applicable to the remaining securities. Depending on market conditions, including, without limitation, the trading volume and the market price of the Company's securities, the Underwriter may determine, in its sole discretion, to waive or shorten the lock-up period applicable to such remaining securities subject to the lock-up period. Prior to the release of the lock-up with respect to any securities registered in this Prospectus, the Underwriter has agreed to notify the NASD. Any transaction with respect to such securities are also subject to review and approval by the NASD; therefore, the Underwriter or any other NASD member intending to assist in sales by the Selling Security Holders must file with and receive NASD approval prior to effecting any transactions. In such event, the Company will amend or supplement this Prospectus in accordance with applicable law and regulations.

         The Selling Security Holders are free to offer and sell their securities at such times, in such manner and at such prices as each shall determine. Their securities may be offered by the Selling Security Holders in one or more types of transactions, such as involving brokers, dealers or cash transactions. The Selling Security Holders may also use Rule 144 under the Securities Act to sell such their securities, if the criteria and the requirements of this rule are met. There is no underwriter or coordinating broker currently acting in connection with any such proposed sales by the Selling Security Holders.

         The Selling Security Holders may sell their securities in one or more transactions (which may include "block" transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Any broker-dealers involved in these sales may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of their securities and this compensation as to a particular broker-dealer may be in excess of customary commissions. The Selling Security Holders and any broker-dealers that act in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of such securities as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of securities, the Selling Security Holders, any selling broker-dealer, and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, as amended, which prohibits certain activities for the purpose of pegging, fixing or stabilizing the price of securities in connection with an offering.


                                  LEGAL MATTERS

         Certain legal matters with respect to the securities offered by this Prospectus will be passed upon for the Company by Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131.


                                     EXPERTS

         The Consolidated Financial Statements of the Company as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997 and 1996 included in this Prospectus have been included herein in reliance upon the reports of Berkowitz Dick Pollack & Brant LLP and Massella, Tomaro & Co., LLP, independent certified public accountants, respectively, which appear elsewhere in this Prospectus, and are included upon the authority of these firms as experts in accounting and auditing.

         In October 1998, Massella, Tomaro & Co., LLP, was engaged by the Company to re-audit the Company's financial statements as of December 31, 1996 and for the year then ended. This change in accountants was due to the dissolution of the Company's former accounting firm (Scarano & Tomaro, P.C.) and not due to any discrepancies or disagreements between the Company and its former accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The former accountants' report on the Company's financial statements for the year ended December 31, 1996 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. This change in accountants was approved by the Audit Committee of the Company's Board of Directors.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a Registration Statement on Form SB-2 with respect to the securities being offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, as permitted by the Rules and Regulations of the SEC. For further information, you should refer to the Registration Statement and to the exhibits filed with the Registration Statement. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the Registration Statement, including the exhibits, may be inspected at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549; at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested). Please direct such requests to the Chief Financial Officer, Thrift Management, Inc., 3141 W. Hallandale Beach Blvd., Hallandale, Florida 33009, telephone number
(954) 985-8430.

         The Company is not at this time required to send annual reports to its shareholders. The Company will, however, mail copies of its most recent Annual Report on Form 10-KSB in connection with its 1998 annual meeting of shareholders currently planned for the fourth quarter of 1998.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----
Independent Auditors' Report..............................................  F-2
Independent Auditors' Report..............................................  F-3
Consolidated Balance Sheet................................................  F-4
Consolidated Statements of Operations ....................................  F-5
Consolidated Statements of Stockholders' Equity (Deficiency)..............  F-7
Consolidated Statements of Cash Flows.....................................  F-8
Notes to Consolidated Financial Statements................................  F-10
Consolidated Balance Sheet as of June 28, 1998 (Unaudited)................  F-29
Consolidated Statements of Operations for the Six Months Ended
 June 28, 1998 and June 30, 1997 (unaudited)..............................  F-30
Consolidated Statements of Cash Flows for the Six Months Ended
 June 28, 1998 and June 30, 1997 (unaudited)..............................  F-31
Notes to Consolidated Financial Statements (unaudited)....................  F-32

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders of
Thrift Management, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Thrift Management, Inc. and Subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thrift Management, Inc. and Subsidiaries as of December 31, 1997 and the consolidated results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for inventories in 1997.

/s/ Berkowitz Dick Pollack & Brant LLP
--------------------------------------
Berkowitz Dick Pollack & Brant LLP
Miami, Florida
March 25, 1998

                          INDEPENDENT AUDITORS' REPORT



To the Stockholders of Thrift Management, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 of Thrift Management, Inc. and subsidiaries (the "Company"). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for the year ended December 31, 1996 of the Company in conformity with generally accepted accounting principles.



Massella, Tomaro & Co., LLP
Jericho, New York
October 15, 1998

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                December 31, 1997

ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                                        $     2,202,540
   Merchandise inventories                                                                                  328,433
   Prepaid expenses                                                                                         126,532
   Advances to stockholder                                                                                   63,156
                                                                                                    ---------------

                 TOTAL CURRENT ASSETS                                                                     2,720,661

EQUIPMENT, FIXTURES AND IMPROVEMENTS, net                                                                   466,234

ADVANCES TO STOCKHOLDER                                                                                      63,156

PREPAID CONSULTING SERVICES                                                                                  25,000

COVENANTS NOT TO COMPETE, net                                                                                36,142

OTHER ASSETS                                                                                                100,294
                                                                                                    ---------------
                 TOTAL ASSETS                                                                       $     3,411,487
                                                                                                    ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of note payable                                                                  $         4,665
   Accounts payable                                                                                         141,890
   Accrued expenses                                                                                         207,591
   Accrued income taxes                                                                                      28,016
                                                                                                    ---------------

                 TOTAL CURRENT LIABILITIES                                                                  382,162

NOTE PAYABLE, less current portion                                                                            5,052
                                                                                                    ---------------
                 TOTAL LIABILITIES                                                                          387,214
                                                                                                    ---------------
COMMITMENTS AND CONTINGENCIES (NOTE 11)

STOCKHOLDERS' EQUITY
   Preferred stock: $.01 par value, authorized 1,500,000
       shares, issued and outstanding 250,000 shares                                                          2,500
   Common stock: $.01 par value, authorized 15,000,000
       shares, issued and outstanding 2,145,000 shares                                                       21,450
   Additional paid-in capital                                                                             3,052,266
   Accumulated deficit                                                                                      (51,943)
                                                                                                    ---------------

                 TOTAL STOCKHOLDERS' EQUITY                                                               3,024,273
                                                                                                    ---------------
                 TOTAL LIABILITIES AND
                   STOCKHOLDERS' EQUITY                                                             $     3,411,487
                                                                                                    ===============



See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                                 -------------------------
                                                     1997          1996
                                                 -----------   -----------

Net sales                                        $ 7,728,241   $ 6,104,905

Cost of goods sold                                 3,951,016     2,815,210
                                                 -----------   -----------

           GROSS PROFIT                            3,777,225     3,289,695

Selling, general and administrative
   expenses                                        3,372,356     3,013,455
Officer's bonus incentive                             75,627       150,000
                                                 -----------   -----------

           TOTAL OPERATING EXPENSES                3,447,983     3,163,455
                                                 -----------   -----------

           INCOME FROM OPERATIONS                    329,242       126,240

   Interest expense                                   (1,365)       (1,732)
   Interest income                                    98,065            --
                                                 -----------   -----------

           INCOME BEFORE INCOME
             TAX EXPENSE (BENEFIT)                   425,942       124,508

Income tax expense (benefit)                         162,000       (34,000)
                                                 -----------   -----------

           NET INCOME                            $   263,942   $   158,508
                                                 ===========   ===========


Pro forma data:
   Income before pro forma income tax provision                $   124,508

   Pro forma income tax provision                                   46,900
                                                               -----------
   Pro forma net income                                        $    77,608
                                                               ===========

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES


                                                        YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                         1997              1996
                                                    ---------------   ---------------
Earnings per share:
   Basic:
       Net income                                   $          0.12   $          0.10
                                                    ===============   ===============

   Diluted:
       Net income                                   $          0.12   $          0.10
                                                    ===============   ===============

Weighted average number of shares:
   Basic                                                  2,131,000         1,638,125
                                                    ===============   ===============
   Diluted                                                2,169,000         1,638,125
                                                    ===============   ===============

Pro forma earnings per common equivalent share:
   Income before pro forma income tax expense                         $          0.08
                                                                      ===============

   Pro forma income tax provision                                     $          0.03
                                                                      ===============

   Pro forma net income                                               $          0.05
                                                                      ===============



See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                 For the Years Ended December 31, 1997 and 1996


                                            Preferred Stock           Common Stock        Additional                 Stockholders'
                                         ---------------------   ----------------------     Paid-in    Accumulated       Equity
                                            Shares     Amount      Shares       Amount      Capital      Deficit      (Deficiency)
                                         -----------  --------   ----------    --------   -----------  -----------   --------------
Balances at December 31, 1995                --     $    --       1,200,000    $  2,200   $    9,540   $  (191,009)   $ (179,269)

Sale of Common stock in connection
   with private placement                    --          --         300,000       3,000      247,000        --           250,000

Sale of common stock in connection
   with confidential private offering
   memorandum, net of costs of $70,000                              300,000       3,000      427,000        --           430,000

Issuance of preferred stock in
   connection with reorganization        250,000       2,500          --           --           --          --             2,500

Reorganization of affiliates                 --          --           --          9,800       (9,800)       --              --

Sale of common stock in connection
   with initial public offering, net of
   costs and deferred costs of
   $901,524                                  --          --         615,000       6,150    2,842,326        --         2,848,476

Purchase and retirement of common
   stock                                     --          --        (300,000)     (3,000)    (497,000)       --          (500,000)

Net income for the year ended
   December 31, 1996                         --          --           --            --         --          158,508       158,508

"S" Corporation distributions                --          --           --            --         --         (283,384)     (283,384)
                                       ---------    --------      ---------   ---------  -----------   -----------     ---------

Balances at December 31, 1996            250,000       2,500      2,115,000      21,150    3,019,066      (315,885)    2,726,831

Common Stock issued for consulting
   services                                                          30,000         300       33,200                      33,500

Net income for the year ended
   December 31, 1997                                                                                       263,942       263,942
                                       ---------    --------      ---------   ---------  -----------   -----------    ----------
Balances at December 31, 1997            250,000    $  2,500      2,145,000   $  21,450  $ 3,052,266   $   (51,943)   $3,024,273
                                       =========    ========      =========   =========  ===========   ===========    ==========


See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED DECEMBER 31,
                                                         --------------------------
                                                             1997           1996
                                                         -----------    -----------
Cash flows from operating activities:
   Net income                                            $   263,942    $   158,508
   Adjustments to reconcile net income to
       net cash provided by operating activities:
           Depreciation and amortization                      85,809         94,118
           Loss on sale of equipment                           1,708             --
           Common stock issued for consulting services        33,500             --
           Deferred income tax  expense (benefit)             66,000        (66,000)
           Changes in assets and liabilities:
                 Increase in merchandise inventories        (213,461)        (3,915)
                 Increase in prepaid expenses                (33,586)      (116,014)
                 Decrease in accounts payable               (162,114)      (126,822)
                 Decrease (increase) in other                  4,835         (9,635)
                 Increase in accrued expenses                 74,075        216,527
                 Increase (decrease) in accrued
                    income taxes                              28,016        (18,000)
                                                         -----------    -----------
           Total adjustments                                (115,218)       (29,741)
                                                         -----------    -----------

                          NET CASH PROVIDED BY
                            OPERATING ACTIVITIES             148,724        128,767
                                                         -----------    -----------

Cash flows from investing activities:
   Purchase of property and equipment                       (369,714)       (76,148)
   Proceeds from disposal of property and equipment           36,312             --
                                                         -----------    -----------

                          NET CASH USED IN
                            INVESTING ACTIVITIES            (333,402)       (76,148)
                                                         -----------    -----------


                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                                                               YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                                1997           1996
                                                             -----------    -----------
Cash flows from financing activities:
   Advances to stockholder, net                                 (145,386)        (6,036)
   Principal payments on notes payable                           (37,584)       (81,606)
   Principal repayments on stockholder loans                          --       (220,549)
   Proceeds from sale of preferred stock                              --          2,500
   Proceeds from initial public offering and
       private placements                                             --      4,500,000
   Costs of initial public offering and private placements            --       (931,524)
   Repurchase of common stock                                         --       (500,000)
   Dividends paid                                                     --       (260,920)
                                                             -----------    -----------

                        NET CASH (USED IN) PROVIDED
                            BY FINANCING ACTIVITIES             (182,970)     2,501,865
                                                             -----------    -----------

                        NET (DECREASE) INCREASE
                          IN CASH                               (367,648)     2,554,484

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                  2,570,188         15,704
                                                             -----------    -----------

CASH AND CASH EQUIVALENTS - END OF YEAR                      $ 2,202,540    $ 2,570,188
                                                             ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION:

       Cash paid during the year for:

           Interest                                          $     1,500    $     5,750
                                                             ===========    ===========

           Income taxes                                      $    41,000    $    50,000
                                                             ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:
      Acquisition of equipment through
       issuance of notes payable                             $        --    $    15,024
                                                             ===========    ===========





See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--GENERAL

Thrift Management, Inc. (the "Company" or "TMI"), was organized in the State of Florida on July 22, 1991 for the purpose of managing the operation of retail thrift stores which offer for sale new and used articles of clothing, furniture, miscellaneous household items and antiques. The Company is registered with the State of Florida as a professional solicitor. The Company obtains its merchandise primarily from two sources, i) purchase contracts with charitable organizations in return for an average of 2% to 3% of its gross sales from certain of its thrift stores, and ii) purchases from various independent contract collectors who maintain drop boxes from whom the Company purchases merchandise in bulk at a flat rate per pound. Items from the stores which remain unsold are sold in bulk to exporters for export to countries throughout the Caribbean, Central and South America, and Eastern Europe. Through its wholly-owned subsidiaries, the Company operates five (5) retail stores plus a management company. Hallandale Thrift Management, Inc. ("HTMI") is responsible for the solicitation of donations on behalf of the charities with which the Company has contracts through direct mailing, newspaper advertising and telemarketing. HTMI is responsible for operating donation trailers and the pickup of donated merchandise throughout the communities in which the Company operates. HTMI was organized in the State of Florida on December 9, 1993.

The Company's five (5) retail stores are operated under separate wholly-owned subsidiaries as follows:

                      Thrift Shops of South Broward, Inc. ("TSSB")
                        Organized in the State of Florida on May 19, 1989.

                      Thrift Shops of West Dade, Inc. ("TSWD")
                        Organized in the State of Florida on October 8, 1992.

                      Hallandale Thrift, Inc. ("HTI")
                         Organized in the State of Florida on June 14, 1993.

                      North Broward Consignment, Inc. ("NBCI")
                         Organized in the State of Florida on May 10, 1995.

                      Thrift Shops of North Lauderdale, Inc. ("TSNL")
                         Organized in the State of Florida on January 24, 1997.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 1--GENERAL--Continued

On January 23, 1998, Thrift Retail, Inc. was organized in the State of Florida for the purpose of operating a new store to be opened in 1998.

On May 31, 1996, following the completion of the private offering, the Company reorganized its capital structure as more fully discussed in Note 12. The financial statements give retroactive effect to the reorganization of the Company's capital structure.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The consolidated financial statements for the years ended December 31, 1997 and 1996 include the accounts of the Company, HTMI, TSSB, TSWD, HTI, NBCI and TSNL (collectively the "Companies"). As of May 31, 1996, HTMI, TSSB, TSWD, HTI, NBCI and TSNL became wholly-owned subsidiaries of the Company pursuant to the reorganization plan. All significant intercompany accounts and transactions have been eliminated for financial statement presentation purposes.

EQUIPMENT, FIXTURES AND IMPROVEMENTS: Equipment, fixtures and improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives (5-10 years) of the related assets. Leasehold improvements are amortized over the lesser of the related lease terms including options expected to be exercised or the estimated useful lives of the improvements. Maintenance and repairs are charged to operations as incurred.

MERCHANDISE INVENTORIES: Merchandise inventories consist primarily of new and used clothing, furniture, miscellaneous household items and antiques which are stated at the lower of cost or market. In 1997, the Company adopted the retail method of accounting. In 1996, a specific identification method of valuing the inventory was used (Note 3). The cost of inventories includes the actual cost of merchandise paid to the respective charities or the independent contract collectors plus all expenses incurred that were directly associated with the acquisition and processing of such inventory including certain store overhead and salaries. Inventory write-downs are recorded in the period in which it becomes reasonably evident that the merchandise is not saleable or the market value is less than cost.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

COVENANTS NOT TO COMPETE: Covenants not to compete consist of costs incurred in connection with the buyout of a previous stockholder. Such covenants not to compete are being amortized on a straight line basis over their contractual lives of six years.

INTANGIBLE ASSETS: Included in other assets are intangible assets consisting of organizational and trade name costs which have been recorded at cost. Organizational and trade name costs are being amortized on a straight-line basis over their estimated useful lives which range from five years to fifteen years.

EARNINGS PER SHARE: The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share". Under the provisions of SFAS 128, primary earnings per share has been replaced by basic earnings per share, which does not include the dilutive effect of stock options in its calculation. In addition, fully diluted earnings per share has been replaced by diluted earnings per share. All prior period earnings per share amounts have been restated to reflect the requirements of SFAS 128. Basic earnings per share has been computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share has been computed using the weighted average number of common shares and equivalents (representing the dilutive effect of stock options) outstanding during the period.

For purposes of computing diluted earnings per share, weighted average common share equivalents do not include stock options with an exercise price that exceeds the average fair market value of the Company's common stock for the period. For the year ended December 31, 1997, options to purchase 725,000 shares of common stock at an average price of $4.94 were excluded from the computation.

Pro forma net income per share is computed using the weighted average number of shares outstanding during each respective period, and is based on the number of shares issued and outstanding giving retroactive effect to the Company's reorganization in 1996.

INCOME TAXES: The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for
Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases for assets and liabilities

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--Continued

is determined quarterly. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

Prior to the reorganization, the Companies, with the consent of their then sole stockholder, elected under the Internal Revenue Code to be taxed as "S" Corporations. In lieu of corporation income taxes, the stockholders of an "S" Corporation are taxed on their proportionate share of a company's taxable income or loss. Accordingly, no provision or liability for federal taxes is included in the consolidated financial statements through May 31, 1996. Effective June 1, 1996, the Company was taxed as a "C" Corporation as a result of its new capital restructure pursuant to the reorganization. The Company files a consolidated federal and state income tax return with its subsidiaries. The 1996 pro forma income tax provision represents the approximate Federal and State income taxes that the Company would have incurred had the Company not been an "S" Corporation during 1996 and accordingly, subject to Federal and State income taxes.

CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1997, cash equivalents include an investment in Federal Home Loan Bank Bonds amounting to approximately $1,450,000 with an interest rate of 5.537% maturing in March 1998.

FAIR VALUE DISCLOSURES: The carrying value of cash, prepaid expenses, advances to stockholder, accounts payable and accrued expenses are a reasonable estimate of their fair value. The carrying value of the Company's note payable at December 31, 1997 is a reasonable estimate of its fair value based upon currently available interest rates of similar instruments available with similar maturities.

USE OF ACCOUNTING ESTIMATES: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Accordingly, actual results could differ from those estimates.

NOTE 3--CHANGE IN ACCOUNTING PRINCIPLE

Merchandise inventory has been valued using the retail method of accounting as of December 31, 1997. This accounting principle was adopted by the Company on October 1, 1997. Merchandise inventory in prior periods and years was valued using the specific identification method. The newly adopted accounting principle is preferable in the circumstances due to cost benefit considerations of applying the specific identification method of accounting for inventories in the Company's current operating environment. The effect of this change in

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 3--CHANGE IN ACCOUNTING PRINCIPLE--Continued

1997 was to increase income before income taxes by approximately $106,000 and net income by approximately $66,000 (or $0.03 per share). The cumulative effect of this accounting change and proforma amounts for prior years have not been determined due to the unavailability of prior retail inventory data.

NOTE 4--ADVANCES TO STOCKHOLDER

As of December 31, 1997, the Company has a remaining advance amounting to $126,312 to its majority stockholder. The advances are non-interest-bearing and are being amortized into operations as compensation of $5,263 per month through December of 1999.

NOTE 5--EQUIPMENT, FIXTURES AND IMPROVEMENTS, NET

Equipment, fixtures, and improvements consist of the following at December 31, 1997:

         Furniture, fixtures and equipment                        $   380,520
         Leasehold improvements                                       180,369
         Transportation equipment                                      75,227
                                                                  -----------
                                                                      636,116

                  Less accumulated depreciation                      (169,882)
                                                                  -----------
                                                                  $   466,234
                                                                  ===========

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 5--EQUIPMENT, FIXTURES AND IMPROVEMENTS, NET--Continued

Depreciation and amortization expense for the years ended December 31, 1997 and 1996 amounted to $61,714 and $68,753, respectively.

NOTE 6--COVENANTS NOT TO COMPETE

In connection with two six-year non-competition agreements with a former stockholder, the Company agreed to pay an aggregate of $182,500 as consideration for said individual agreeing not to engage in any facet of the thrift shop business within a defined geographic area. Pursuant to a final judgement against such former stockholder in connection with a legal action, the former stockholder relinquished his rights to receive further payments from the Company under this agreement and the balance due under the agreement was assigned to a not for profit corporation. For each of the years ended December 31, 1997 and 1996, amortization expense related to this amounted to approximately $24,100 (Note 11).

NOTE 7--ACCRUED EXPENSES

Accrued expenses at December 31, 1997 consist of the following:

                  Payroll                                           $   129,220
                  Sales taxes                                            32,666
                  Professional fees                                      18,891
                  Rent                                                   10,652
                  Other                                                  16,162
                                                                    -----------
                                                                    $   207,591
                                                                    ===========


NOTE 8--NOTE PAYABLE

At December 31, 1997, the Company's note payable amounts to $9,717, bears interest at the rate of 10.17%, and is payable in monthly installments of $505 including principal and interest. The note is collateralized by certain store equipment.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 8--NOTE PAYABLE--Continued

Maturities of the note payable are as follows:

               Year Ending
               December 31,
               ------------
                  1998                                            $ 4,665
                  1999                                              5,052
                                                                  -------
                  Total                                           $ 9,717
                                                                  =======



NOTE 9--INCOME TAX EXPENSE (BENEFIT)

The components of income tax expense (benefit) are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                    1997                1996
                                                 ---------            ---------
Current:
      Federal                                    $  82,000            $  26,000
      State                                         14,000                6,000
                                                 ---------            ---------
                                                    96,000               32,000
                                                 ---------            ---------
Deferred:
      Federal                                       56,000              (56,000)
      State                                         10,000              (10,000)
                                                 ---------            ---------
                                                    66,000              (66,000)
                                                 ---------            ---------

           Total                                 $ 162,000            $ (34,000)
                                                 =========            =========

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 9--INCOME TAX EXPENSE (BENEFIT)--Continued

Income taxes differ from amounts computed at the U.S. Statutory rate due to:


                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                 1997        1996
                                              ---------    ---------
U.S. Federal statutory rate applied to
         pretax income                        $ 145,000    $  42,500
State income taxes, net of federal
         income tax benefit                      11,000        4,500
Benefit of  S Corporation election, federal
         and state                                   --      (76,000)
Benefit of graduated tax rates to statutory
         tax rate                                (4,000)     (11,500)
Effect of annualizing income for the short
         C Corporation year                          --        6,500
Other                                            10,000           --
                                              ---------    ---------
                                              $ 162,000    $ (34,000)
                                              =========    =========



NOTE 10--EARNINGS PER SHARE

The following table presents the calculation of basic and diluted earnings per share:

                                                       YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Numerator:
         Net income                                   $  263,942    $  158,508
                                                      ----------    ----------

Denominator:
         Denominator for basic earnings per
              share--weighted-average shares           2,131,000     1,638,125

         Effect of dilutive securities:
              Employee stock options                      38,000            --
                                                      ----------    ----------

         Denominator for diluted earnings per share    2,169,000     1,638,125
                                                      ==========    ==========

Earnings per share:
         Basic                                        $     0.12    $     0.10
                                                      ==========    ==========
         Diluted                                      $     0.12    $     0.10
                                                      ==========    ==========

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES

DEFERRED COMPENSATION AGREEMENT: Pursuant to a deferred compensation agreement dated March 10, 1995 with the Company's former President, upon liquidation of any of the companies, such liquidating entity shall pay the former President the sum of five (5%) percent of the gross sales proceeds from such liquidation, payable fifty (50%) percent in the first year after liquidation and 50% in the second year after liquidation.

AGREEMENT TO SOLICIT AND PURCHASE SALVAGEABLE MERCHANDISE WITH MISSING CHILDREN AWARENESS FOUNDATION, INC.: On December 1, 1993, the Company entered into an agreement to solicit salvageable merchandise for the Missing Children Awareness Foundation, Inc. ("MCAF"), a Florida not-for-profit corporation. MCAF shall pay the Company on a monthly basis a fee equal to eight percent (8%), as amended on January 1, 1996, of the total gross sales of the merchandise in excess of $1,600 per month to be sold by certain of its thrift stores, plus reimbursement of all expenses incurred by the Company in fulfilling its obligations pursuant to such agreement, provided however, that in no event shall the total fee, including expense reimbursements, exceed fifty percent (50%) of the total gross sales price of the merchandise. The fee shall be paid monthly to the Company within twenty (20) days following the end of each calendar month. The term of this agreement is five (5) years, commencing on December 1, 1993, and terminating on November 30, 1998, with one (1) five (5) year renewal option commencing December 1, 1998, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

Also on December 1, 1993, TSSB entered into an agreement to purchase salvageable merchandise from MCAF. Pursuant to such agreement, MCAF agreed to sell to TSSB all merchandise received as contributions. The price to be paid to MCAF shall be based upon a percentage of the gross sales price of such merchandise. For the purpose of the agreement, the term "gross sales" shall mean the income derived from the sale of the merchandise. The purchase price shall be equal to the greater of (1) $1,600 per month or (2) 10%, as amended on January 1, 1996, of the gross sales of the merchandise per month, payable monthly, based upon gross sales of merchandise during the preceding calendar month.

The term of this agreement shall be for a period of five (5) years, commencing on December 1, 1993 and terminating on November 30, 1998, with one (1) five (5) year renewal option, commencing on December 1, 1998, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES--Continued

The net effect of the above agreements results in the Company paying a 2% fee on gross sales of certain of its thrift stores.

AGREEMENT TO SOLICIT AND PURCHASE SALVAGEABLE MERCHANDISE WITH THE TEMPLE BETH AHM ISRAEL: On February 1, 1994, HTMI entered into an agreement to solicit salvageable merchandise for the Temple Beth Ahm Israel ("TBAI"), a Florida not-for-profit corporation. Pursuant to such agreement, TBAI has retained the services of HTMI to solicit and gather merchandise on its behalf. TBAI shall pay HTMI on a monthly basis a sum equal to seven percent (7%), as amended on January 1, 1996, of the total gross sales of the merchandise in excess of $10,000 per month to be sold by an affiliate of HTMI, plus reimbursement of all expenses incurred by HTMI in fulfilling its obligations pursuant to such agreement, provided however, that in no event shall the total fee, including expense reimbursements, exceed fifty percent (50%) of the total gross sales price of the merchandise. The fee shall be paid monthly to HTMI within five (5) days following the charity's receipt of the fee due the charity from HTI. (See below for agreement to purchase salvageable merchandise). In the event HTI fails to pay TBAI, TBAI shall have no obligation to pay HTMI. The term of this agreement shall be for a period of five (5) years, commencing on February 1, 1994, and terminating on February 1, 1999, with one (1) five (5) year renewal option commencing February 1, 1999, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

Also on February 1, 1994, HTI entered into an agreement to purchase salvageable merchandise from TBAI. Pursuant to such agreement, TBAI agreed to sell to HTI all merchandise received as contributions. The price to be paid to TBAI shall be based upon a percentage of the gross sales price of such merchandise. For the purpose of the agreement, the term "gross sales" shall mean the income derived from the sale of the merchandise. The purchase price shall be equal to the greater of (1) $10,000 per month or (2) 10%, as amended on January 1, 1996, of the gross sales of the merchandise, payable monthly, based upon gross sales of merchandise during the preceding calendar month.

The term of this agreement is five (5) years, commencing on February 1, 1994, and terminating on February 1, 1999, with one (1) five (5) year renewal option, commencing on February 1, 1999, unless terminated sooner or extended pursuant to the terms and conditions of this agreement.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES--Continued

The net effect of above agreements results in the Company paying a 3% fee on gross sales of HTI.

DEPENDENCE ON CHARITABLE DONATIONS: The Company realizes a significant portion of its revenues through the sale of donated charitable property. A recession and/or change in the federal tax laws relating to charitable donations could materially adversely affect the Company's business, operations, revenues and prospects.

OPERATING LEASES: The Companies lease properties and equipment under non-cancelable operating lease agreements which expire through June 2002 and require minimum annual rentals. Certain leases provide for renewal options to extend the leases up to an additional seven (7) years. Below is a summary of each of the Company's subsidiary's respective lease terms.

HTI leases its location pursuant to a non-cancelable operating lease which commenced on May 1, 1996 and expires on April 30, 2001. The lease contains an option to renew for one (1) five (5) year period under the same terms and conditions, except that the rent for each option year shall increase five (5) percent per annum.

TSSB leases its location pursuant to a non-cancelable operating lease which commenced on May 1, 1996 and expires on April 30, 2001. The lease contains an option to renew for one (1) five (5) year period under the same terms and conditions, except that the rent for each option year shall increase five (5) percent per annum.

TSWD leases its location pursuant to a non-cancelable operating lease which commenced on November 1, 1992 and expires on October 31, 1999. The lease contains an option to renew for one (1) seven year period under the same terms and conditions as the initial term. Annual rent increases are based upon the consumer price index ("CPI") from a minimum of 4% to a maximum of 8%.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES--Continued

NBCI leases its location pursuant to a non-cancelable operating lease which commenced in November 1995 and expires in November, 2000. The lease contains two (2) successive five year renewal options. All terms and conditions of the lease shall remain the same during the first and second option period as they were during the initial term, except for rent increases. In addition to rent payments, NBCI is liable for its pro-rata share of real estate taxes assessed. NBCI receives a rent credit of $1 per square foot while the floor space adjacent to its location remains vacant. As of December 31, 1997, this space was vacant and NBCI was receiving the credit.

TSNL leases its location pursuant to a non-cancelable operating lease which commenced on June 17, 1997 and expires on June 16, 2002. The lease contains two
(2) successive five year renewal options. All terms and conditions of the lease shall remain the same during the first and second option period as they were during the initial term, except for rent increases.

TMI leases an automobile pursuant to a non-cancelable operating lease dated September 3, 1996 and expiring September 3, 1999. The lease requires monthly payments of $518. The Company is responsible for all registration, maintenance and insurance costs.

TMI leases an automobile pursuant to a non-cancelable operating lease dated January 11, 1996 and expiring April 11, 1998. The lease requires monthly payments of $615. The Company is responsible for all registration, maintenance and insurance costs.

Total rent expense for the years ended December 31, 1997 and 1996 amounted to $428,228 and $339,761, respectively.

A schedule of approximate consolidated future minimum rental payments is as follows:

       YEAR ENDING
       -----------

         1998                                                  $   499,000
         1999                                                      508,000
         2000                                                      430,000
         2001                                                      206,000
         2002                                                       64,000
                                                                ----------
                                                                $1,707,000
                                                                ==========

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES--Continued

CONSULTING AGREEMENTS: On October 1, 1992, TSWD entered into a seven year consulting agreement with the previous 50% stockholder of TSSB. This consultant is responsible for all facets of day-to-day operations, and is required to spend such time and attention as deemed necessary in order to accomplish the objectives of the Company. However, in no event shall consultant spend less than 10 hours per week. This agreement was amended in October 1997 providing that the consultant be paid $2,400 per month for the duration of the agreement.

On January 1, 1997, the Company entered into a one-year consulting agreement. This consultant is responsible for evaluating and identifying possible new locations for thrift stores and analyzing potential acquisitions of related businesses. This agreement provided for a $2,000 monthly fee and the issuance of 30,000 shares of the Company's restricted common stock upon the successful opening of a new store location and an additional 30,000 shares of the Company's restricted common stock upon the successful opening of a second new store location. Effective January 1, 1998, the agreement was extended for an additional year to allow for the opening of the second store and the $2,000 monthly fee was terminated (Note 12).

Effective January 1, 1998, the Company entered into a consulting agreement with a director of the Company pursuant to which the director will assist the Company in developing, studying and evaluating capital-raising and proposals to expand the Company's business, including through mergers and acquisitions. The agreement is for a six-month term that automatically renews for additional six-month terms unless terminated by the Company or the director at least 15 days prior to the end of the then-current term. As compensation for services under the agreement, the Company granted to the director five-year options to purchase 66,000 shares of the Company's Common Stock at a price of $2.00 per share. The options vest as follows: 5,000 upon execution of the consulting agreement, 5,000 at the end of the initial six-month term, and 14,000 at the end of every six-month period thereafter until all of the options are vested and exercisable. Any unvested options will be cancelled if the consulting agreement is terminated by either party.

Consulting fee expense for the year ended December 31, 1997 and 1996 amounted to $96,425 and $38,547, respectively.

LEGAL MATTERS: On December 3, 1987, the Jewish Home, a not-for-profit corporation, filed an action against a previous stockholder in United States District Court alleging trade name infringement and unfair competition. The Company's majority stockholder and the Companies were not a party to such action. During December 1993, the Court entered a final judgment in favor of Jewish Home which included both a damage award and a grant of injunctive relief against the Companies' previous stockholder ("Weiner").

During February 1994, the Jewish Home filed a motion for contempt against the now majority stockholder of the Company alleging violations of the injunction. On October 23, 1994, the Companies settled with the Jewish Home and the agreement provided for the Companies to use a trade name approved by the Jewish Home. In return for the use of this trade name, the Companies were required to pay the Jewish Home a fee of $20,000. Simultaneously, Weiner relinquished his rights to receive further payments from the Companies under non-competition agreements, whereby the balance due to Weiner plus the additional fee were assigned to the Jewish Home. On October 23, 1994, amounts payable to the Jewish Home amounted to $146,188 including imputed interest of $16,777. $8,300 of the settlement amount was paid in November and December 1994, with the balance payable in equal payments of $3,320, including imputed interest at an annual rate of 7.50%, over a 41 month period ending in April 1998. Such payments were secured by a promissory note and a pledge of all the capital stock of the Companies. On May 28, 1996, the Company liquidated amounts due to the Jewish Home and the aforementioned capital stock of the Companies was released.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 11--COMMITMENTS AND CONTINGENCIES--Continued

EXECUTIVE EMPLOYMENT AGREEMENT: The Company entered into a five year employment agreement with its newly elected President. At the end of each 12-month period of the term of the agreement, the term will automatically be extended for one additional 12-month period unless either party gives written notice of the intent not to renew. The employment agreement which is effective June 1, 1996, provides for, among other things, an annual base salary of $286,000 (subject to a 10% annual automatic cost-of-living increase), an annual bonus in an amount equal to 1% of the Company's annual gross revenues subsequent to the date of the agreement, payment of life insurance premiums of approximately $12,000 annually and an automobile allowance of $1,500 per month.

In connection with the employment agreement, the President was also granted non-statutory performance options under the Company's 1996 Stock Option Plan to purchase 700,000 shares of common stock. Of the total amount granted, 125,000 of such options will vest upon the opening or acquisition by the Company of the first new thrift store or related business following the consummation of the IPO and an additional 125,000 will vest when such first new thrift store or related business has operated profitably for one year. Similarly, 125,000 and 100,000 of such options will vest upon the opening or acquisition by the Company of each of the next two thrift stores or other businesses, respectively, and 125,000 and 100,000 will vest when such two thrift stores or related business, respectively, operate profitably for one year. Subject to such vesting, the options will be exercisable upon the later of (1) six months after consummation of the IPO (June 11, 1997) or (2) six months after the date of grant, and will expire 10 years from the date of grant. The exercise price of the options is $5.00 per share. As of December 31, 1997, 125,000 options were vested.


Effective as of June 19, 1997, the Company entered into an employment agreement with its Chief Financial Officer for a term of 30 months. The employment agreement provides for a base salary of $100,000 increasing to $137,500 on January 1, 1998. The agreement also provides an annual automobile allowance not to exceed $8,000 plus reimbursement of certain automobile related expenses and an annual health insurance allowance of $4,800. The agreement provides for the grant of options to acquire an aggregate of 25,000 shares of the Company's Common Stock under the Company's 1996 Stock Option Plan, as amended. The exercise price is $3.125 per share of Common Stock. The Options vest in accordance with the following: Options to acquire 10,000 share of Common Stock vest on January 1, 1998; Options to acquire 10,000 shares of Common Stock shall vest on January 1, 1999; and Options to acquire 5,000 shares of Common Stock shall vest on June 30, 1999, subject to meeting certain performance requirements. Upon termination of the employment agreement by the Company other than for cause, as defined in the agreement, the agreement provides for a severance payment equal to three month's salary at the monthly rate then in effect.

NOTE 12--STOCKHOLDERS' EQUITY

PRIVATE PLACEMENT: On February 29, 1996, the Company completed a private placement originally selling 500,000 shares of common stock and 200,000 common stock purchase warrants ("Warrants") to purchase one share of common stock each to a single investor in a private transaction for an aggregate of $250,000. The Company received a 7% $250,000 promissory note which was initially due on May 29, 1996 and extended to July 15, 1996. Such note was paid in full on August 2, 1996. During October 1996, such investor and the Company agreed to modify the private transaction, whereby the number of shares were reduced to 300,000 and the warrants were increased to 600,000. The Company has agreed to register under the Securities Act of 1933, as amended, the resale of 100,000 of the 300,000 shares in the Company's Initial Public Offering ("IPO"). However, during December 1996, the Company and the underwriter amended such

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 12--STOCKHOLDERS' EQUITY--Continued

registration whereby it registered 285,000 of such shares. The Company shall bear all fees and expenses related to this initial registration. The remaining 15,000 shares and the 600,000 warrants are being concurrently registered on behalf of the selling security holders under a selling security holders' prospectus.

CONFIDENTIAL PRIVATE OFFERING MEMORANDUM: Pursuant to a confidential private offering memorandum (the "Offering") dated March 4, 1996, the Company originally offered to accredited investors, for a period of sixty (60) days, units at a purchase price of $25,000 per unit through a placement agent. Each unit consisted of 20,000 shares of common stock and 10,000 warrants. Each warrant was exercisable for a period of four (4) years commencing one year from the date of issuance to purchase one share of common stock at a purchase price of $4.80 per share. On May 3, 1996, the offering period was extended by mutual agreement.

The Company offered a minimum of six (6) units ($150,000) (the "Minimum Offering") and a maximum of twenty (20) units ($500,000) (the "Maximum Offering"). During May 1996, the Company sold all twenty (20) units which yielded net proceeds to the Company of $430,000. During October 1996, the Company amended the offering by decreasing the number of shares in each unit sold from 20,000 shares to 15,000 shares. Accordingly, the Company has issued 300,000 shares in connection with the modified offering.

The Company originally agreed to register under the Securities Act of 1933, as amended, the resale of 300,000 shares in the Company's IPO. The Company was to bear all fees and expenses related to this initial registration. Concurrently with the Company's IPO, the 200,000 warrants issued in connection with the private offering memorandum were to be registered on behalf of the selling security holders under a selling security holders prospectus. During December 1996, in order to comply with NASD rules, the Company agreed that upon completion of the IPO, it would re-acquire such shares of Common Stock and Common Stock Purchase Warrants for an aggregate of $500,000 as originally paid by such Accredited Investors. Accordingly, a portion of the proceeds from the IPO have been used to repurchase such securities.

The placement agent received a commission equal to nine (9%) percent of the price of each unit sold and a non-accountable expense allowance equal to three (3%) of the price of each unit.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 12--STOCKHOLDERS' EQUITY--Continued

REORGANIZATION: On May 31, 1996, TMI acquired all of the issued and outstanding capital stock of its affiliates from its sole stockholder in exchange for a total of 1,200,000 shares of common stock whereby 1,050,000 common shares and 250,000 shares of Series A Preferred Stock were issued to the prior sole stockholder and 150,000 shares were issued to the former President/Director of the Companies for nominal consideration pursuant to the exercise of an option. Simultaneously, TMI effected a twelve thousand (12,000) for one (1) stock split of its previous 100 outstanding shares of common stock. As a result of the reorganization, each of the affiliated corporations became wholly-owned subsidiaries of the Company.

The Company's authorized capital stock after the reorganization consists of 15,000,000 shares of common stock, par value $.01 per share and 1,500,000 shares of preferred stock, par value $.01 per share. The financial statements give retroactive effect to the reorganization of the Company's capital structure.

INITIAL PUBLIC OFFERING: On January 22, 1996, the Company signed a letter of intent with an underwriter, which was subsequently amended during December 1996, with respect to an IPO of units of securities on a "Firm Commitment" basis. The Company was to offer 585,000 units at an IPO price of approximately $8.60 per unit, for an aggregate public offering of approximately $5,031,000.

During December 1996, the Company and the underwriter agreed to amend the offering whereby the Company offered a total of 900,000 units. Each unit consisted of one share of Common Stock, (the "Common Stock") par value $.01 per share and one redeemable warrant (the "Warrant") to purchase one share of Common Stock for $5 per share. The 900,000 shares of Common Stock and Warrants were offered to the public at $5.00 and $.75 each respectively. As an additional incentive to the Company's President and majority stockholder, the Company agreed to pay $150,000 to its President in the form of a bonus for reimbursement for taxes. The Company accrued this bonus as of December 31, 1996 and the bonus was paid during January 1997.

The offering was completed December 11, 1996, yielding the Company net proceeds of $2,596,950 after deducting underwriter selling expenses and non-accountable expense allowance, and purchase of securities previously sold. Simultaneously with the offering, the Company charged all offering costs incurred to additional paid-in capital which totaled $653,050. Of the 900,000 shares of Common Stock included in the 900,000 units offered, 615,000 shares were offered by the Company and 285,000 shares were offered by the holders thereof (the "initial selling shareholders") directly to the Company's underwriter on the same terms and conditions as the Company. The Company did not receive any of the proceeds from the sale of the shares of common stock by the initial selling shareholders. Accordingly, the gross offering proceeds to the Company was $3,750,000.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 12--STOCKHOLDERS' EQUITY--Continued

The Warrants are exercisable for a period of five years commencing one year from the date of issuance, subject to prior redemption. The Warrants may be redeemed by the Company on 30 days' notice at any time after one year from the date of issuance at a redemption price of $.10 per Warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the 15th day prior to the date notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Common Stock and Warrants are detachable and separately tradeable immediately upon issuance.

In order to cover over-allotments, the Company granted the underwriter the over-allotment option to purchase all or part of an additional fifteen percent (15%) or 135,000 of the units for a period of thirty (30) calendar days from the date of the closing. The over-allotment was exercisable by the underwriter in whole or in part, from time to time during the over-allotment period and resold to the public on the same terms as the units. The over-allotment option was not exercised by the underwriter upon completion of the IPO.

As additional compensation to the underwriter, the Company issued five-year warrants, exercisable after one year, to purchase 90,000 units at $9.49 per unit. Lastly, the underwriter entered into a three-year consulting agreement with the Company as financial consultants for a total fee of $75,000, which was paid in full as of December 31, 1996.

STOCK ISSUED FOR CONSULTING SERVICES: On June 17, 1997, the Company issued 30,000 shares of its restricted common stock to a consultant in payment for services rendered to the Company. Such restricted common stock was valued at $33,500 using the Shelton pricing model. (Note 11)

STOCK OPTION PLAN: The Company has adopted the 1996 Stock Option Plan, ("1996 Plan") under which options to acquire up to 1,000,000 shares of Common Stock may be granted. The 1996 Plan is designed to serve as an incentive for retaining qualified and competent employees, directors, consultants and independent contractors of the Company. The 1996 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Code) and nonstatutory stock options.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 12--STOCKHOLDERS' EQUITY--Continued

The following summarizes the activity in the Plan for years ended December 31:



                                                              1997                         1996
                                                   ---------------------------    --------------------------
                                                                  Weighted                       Weighted
                                                                   Average                        Average
                                                   Shares       Exercise Price    Shares      Exercise Price
                                                   ------       --------------    ------      --------------
STOCK OPTIONS
Options at beginning of year                       700,000          $ 5.00              --          $   --

Options granted                                    215,000          $ 1.86         700,000          $ 5.00

Options at end of year                             915,000          $ 3.83         700,000          $ 5.00

At end of year:
Shares exercisable                                 290,000          $ 3.10         125,000          $ 5.00

Weighted average fair value of options
  granted during the year                                           $  .84                          $  .24



The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its employee stock options as permitted under Statement of Financial Accounting Standards No. 123 ("FASB 123"), "Accounting for Stock-Based Compensation," and, accordingly, recognized no compensation expense for the stock option grants when the market price of the underlying stock on the date of grant equals the exercise price of the Company's employee stock option.

The stock options generally vest over a two year period and expire ten years from the date of grant.

The Company issued 215,000 options to purchase restricted shares to employees during 1997. Vesting periods range from the date of grant to two years. The Company did not recognize any compensation expense during 1997 and 1996.

Proforma information has been determined as if the Company had accounted for its employee stock options and restricted shares under the fair value method. The fair value of each option grant is estimated on the date of grant using the Shelton pricing model with an assumed dividend rate of 0%, an expected life of 10 years and a marketability discount of 55%. Had compensation cost for the stock based compensation plan been determined in accordance with FASB 123, the Company's net income (loss) would have been the following amounts:

                                                 Year Ended
                                                 December 31,
                                             --------------------
                                             1997            1996
                                             ----            ----
Net income, as reported                    $263,942        $158,508
Pro forma net income                       $144,942        $ 47,508

Pro forma earnings per share:
  Basic                                    $    .07        $    .03
  Diluted                                  $    .07        $    .03


The Company has adopted an Employee Stock Ownership Plan ("ESOP") covering all eligible employees. The Company did not make any contributions to this Plan in 1997.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

NOTE 13--RELATED PARTY TRANSACTIONS

ADVANCES TO STOCKHOLDER: As of December 31, 1997, the Company has advanced $126,312 to its majority stockholder. The advances are non-interest-bearing and are being amortized into operations as compensation of $5,263 per month through December of 1999.


COVENANTS NOT TO COMPETE: In connection with two six-year non-competition agreements with a former stockholder, the Company agreed to pay an aggregate of $182,500 as consideration for said individual agreeing not to engage in any facet of the thrift shop business within a defined geographic area. Pursuant to a final judgment against this former stockholder, the former stockholder relinquished his rights to receive further payments from the Companies under the non-competition agreement.

DEFERRED COMPENSATION AGREEMENT: Pursuant to a deferred compensation agreement dated March 10, 1995 with the Companies' former President, upon liquidation of any of the consolidated companies, such liquidating entity shall pay the former President the sum of five (5%) percent of the gross sales proceeds from such liquidation payable fifty (50%) percent in the first year after liquidation and 50% in the second year after liquidation.

                   THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                                                               JUNE 28, 1998
                                                              ---------------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                  $ 1,872,790
     Merchandise inventories                                        343,976
     Prepaid expenses                                               321,588
     Advances to stockholder                                         63,156
                                                                -----------

          TOTAL CURRENT ASSETS                                    2,601,510

EQUIPMENT, FIXTURES AND IMPROVEMENTS, net                           587,536

ADVANCES TO STOCKHOLDER                                              31,578

PREPAID CONSULTING SERVICES                                          12,500

COVENANTS NOT TO COMPETE, net                                        24,094

DEFERRED TAX ASSETS                                                  16,800

PREPAID INCOME TAXES                                                 56,972

OTHER ASSETS                                                         86,121
                                                                -----------
          TOTAL ASSETS                                          $ 3,417,111
                                                                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                               189,715
     Accrued expenses                                               200,575
                                                                -----------

          TOTAL CURRENT LIABILITIES                                 390,290

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock: $.01 par value, authorized 1,500,000
          shares, issued and outstanding 250,000 shares               2,500
     Common stock: $.01 par value, authorized 15,000,000
          shares, issued and outstanding 2,175,000 shares            21,750
     Additional paid-in capital                                   3,082,341
     Accumulated deficit                                            (79,770)
                                                                -----------

          TOTAL STOCKHOLDERS' EQUITY                              3,026,821
                                                                -----------

          TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY                             $ 3,417,111
                                                                ===========

See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                                                 SIX MONTHS ENDING
                                         ---------------------------------
                                          JUNE 28, 1998     JUNE 30, 1997
                                         --------------    ---------------
Net sales                                  $ 4,401,205       $ 3,660,848

Cost of goods sold                           2,620,297         1,747,849
                                           -----------       -----------

GROSS PROFIT                                 1,780,908         1,912,999

Selling, general and administrative
     expenses                                1,839,821         1,711,125
Officer's bonus incentive                       44,022            36,609
                                           -----------       -----------

          TOTAL OPERATING EXPENSES           1,883,843         1,747,734
                                           -----------       -----------

          INCOME FROM OPERATIONS              (102,935)          165,265

Interest expense                                   308               801
Interest income                                (58,629)          (41,521)
                                           -----------       -----------

          INCOME BEFORE INCOME
               TAX (BENEFIT) EXPENSE           (44,614)          205,985

Income tax (benefit) expense                   (16,788)          104,700
                                           -----------       -----------

          NET (LOSS) INCOME                $   (27,826)      $   101,285
                                           ===========       ===========

 (Loss) Earnings per share:
      Basic:
           Net (loss) income               $     (0.01)      $      0.05
                                           ===========       ===========
      Diluted:
           Net (loss) income               $     (0.01)      $      0.05
                                           ===========       ===========
 Weighted average number of shares
      Basic                                  2,150,000         2,125,000
                                           ===========       ===========

      Diluted                                2,196,500         2,125,000
                                           ===========       ===========


See accompanying notes to consolidated financial statements.

                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                          SIX MONTHS ENDING
                                                                   --------------------------------
                                                                    JUNE 28, 1998    JUNE 30, 1997
                                                                   ---------------  ---------------
Cash flows from operating activities:
     Net (loss) Income                                              $   (27,826)      $   101,285
     Adjustments to reconcile net income to
          net cash (used in) provided by operating activities:
               Depreciation and amortization                             45,245            44,477
               Loss (Gain) on sale of equipment                           3,505            (1,684)
               Payment of consulting expense with common stock           30,375            52,500
               Deferred income tax (benefit) expense                    (16,800)           33,000
               (Increase) in merchandise inventories                    (15,542)         (117,932)
               (Increase) in prepaid expenses                          (169,263)           (5,760)
               (Increase) in prepaid income taxes                       (56,972)             --
               Increase (decrease) in accounts payable                   47,824           (95,885)
               (Decrease) increase in accrued expenses                   (7,016)           52,803
               (Decrease) increase in accrued income taxes              (28,016)           12,700
                                                                    -----------       -----------

                    Total adjustments                                  (166,660)          (25,781)
                                                                    -----------       -----------

NET CASH USED IN OPERATING ACTIVITIES                                  (194,486)           75,504
                                                                    -----------       -----------

Cash flows from investing activities:
     Purchase of property and equipment                                (157,124)         (255,546)
     Proceeds from disposal of property and equipment                        --            38,038
                                                                    -----------       -----------

NET CASH USED IN INVESTING ACTIVITIES                                  (157,124)         (217,508)
                                                                    -----------       -----------

Cash flows from financing activities:
     Advances to stockholder, net                                        31,578          (176,962)
     Principal payments on notes payable                                 (9,717)          (35,233)
                                                                    -----------       -----------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      21,861          (212,195)
                                                                    -----------       -----------


                NET (DECREASE) IN CASH                                 (329,749)         (354,199)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                       2,202,539         2,570,188
                                                                    -----------       -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                           $ 1,872,790       $ 2,215,989
                                                                    ===========       ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION:

          Cash paid during the period for:
               Interest                                             $       308       $       801
                                                                    ===========       ===========

               Income taxes                                         $    80,000       $        --
                                                                    ===========       ===========

See accompanying notes to consolidated financial statements.

                             THRIFT MANAGEMENT, INC.
                                AND SUBSIDIARIES

                              NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

     The results of operations for the six months ended June 28, 1998 are not necessarily indicative of the results to be expected for the full year.

     These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Form 10-KSB for the year ended December 31, 1997 of Thrift Management, Inc. (the "Company").

(2)  ORGANIZATION

     The consolidated financial statements at June 28, 1998 and June 30, 1997 include the accounts of the Company, Hallandale Thrift Management, Inc. ("HTMI"), Thrift Shops of South Broward, Inc. ("TSSB"), Thrift Shops of West Dade, Inc. ("TSWD"), Hallandale Thrift, Inc. ("HTI"), North Broward Consignment, Inc. ("NBCI"), Thrift Shops of North Lauderdale, Inc. ("TSNL"), Thrift Retail, Inc. ("TRI"), and Thrift Management Canada, Inc. ("TMCI"), (HTMI, TSSB, TSWD, HTI, NBCI, TSNL, TRI and TMCI are collectively referred to herein as the "Subsidiaries"). All entities, except TSNL, TRI and TMCI (which were incorporated in March 1997, January 1998 and June 1998 respectively), were wholly owned by a common stockholder until May 31, 1996. As of May 31, 1996, HTMI, TSSB, TSWD, HTI, and NBCI became wholly owned subsidiaries of the Company pursuant to a reorganization plan. Accordingly, as of June 28, 1998 and June 30, 1997 and for the periods then ended, the Company has presented consolidated financial statements. All significant intercompany accounts and transactions have been eliminated for financial statement presentation purposes.

(3)  STOCKHOLDERS' EQUITY

     In December 1996, the Company consummated its initial public offering in which it sold 615,000 units at a price of $5.75 per unit. Each unit consisted of one share of common stock ("Common Stock") and one warrant to purchase one share of Common Stock for $5.00 per share. The warrants are exercisable for a period of five years commencing December 11, 1996 and may be redeemed by the Company on 30 days' notice at any time during such period at a price of $.10 per warrant if the closing bid price of the Common Stock for 20 consecutive trading days ending on the fifteenth day prior to the date that notice of redemption was given by the Company has been at least 150% of the exercise price then in effect. The Company realized approximately $2,596,950 in proceeds from the offering, net of underwriting discounts and expenses and other offering expenses. Simultaneously with the offering, the Company charged all offering costs incurred to additional paid-in capital, which costs totaled $653,050.

     On June 17, 1997, the Company issued 30,000 shares of its restricted Common Stock to a business consultant in payment for service rendered to the Company. Such restricted Common Stock was initially valued at $52,500 which was later revised to $33,500. On June 15, 1998, the Company issued an additional 30,000 shares of its restricted Common Stock to a business consultant. Such restricted Common Stock was valued at $30,375.

(4)  CHANGE IN ACCOUNTING PERIODS

     The Company adopted a 52/53 week retail reporting calendar, whereby all accounting periods end on a Sunday.

(5)  CASH AND CASH EQUIVALENTS

     At June 28, 1998, the Company had an investment in Federal Home Loan Bank notes, with a maturity date of July 24, 1998 and a value of $1,492,862, an investment in Dreyfus Treasury Prime Cash Management with a value of $258,295, and investments in various bank money market accounts with an aggregate value of $78,262.

     Prepaid expenses as of June 28, 1998 include $97,248 in prepaid salary and bonus payments to the Company's President. See Note (6) below.

(6)  COMMITMENTS

     In April 1998, the Company entered into a five-year lease for a sixth store location in Pompano Beach in Broward County, Florida. The lease provides for minimum monthly rental payments of approximately $4,000 and contains two renewal options for five years under substantially the same terms and conditions. This store is scheduled to open on August 14, 1998.

     As part of the program of operating manned donation trailers as a new source of donated merchandise, the Company has entered into month to month rental agreements to rent space in parking lots of certain shopping centers. As of June 28, 1998, the Company had entered into seven such agreements with monthly rental payments totaling approximately $1,200.

     The Company's Board of Directors approved the prepayment of up to $130,000 of the 1998 salary and bonus of the Company's President, subject to the agreement of the President to pay interest on the amount prepaid at the annual rate of 8.5%. Prepaid expenses as of June 28, 1998 include $97,248 in such prepaid salary and bonus payments to the Company's President.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VIII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

         The Company's Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to the Company's Bylaws, officers and directors of the Company are indemnified, to the fullest extent available under Florida law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reasons of the fact that he or she is or was an officer, director, employee or agent of the Company. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by the Company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company estimates that its expenses in connection with this Post-Effective Amendment will be as follows:

         SEC registration fee.....................................      (A)
         Legal fees and expenses.................................. $10,000
         Accounting fees and expenses.............................   7,500
         Miscellaneous............................................   3,000
                                                                   -------
         Total.................................................... $20,500
                                                                   =======

         ------------------------------
         (A) The SEC registration fee was previously paid.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         See Note 12 to the Company's Consolidated Financial Statements included in the Prospectus for a description of sales of unregistered securities by the Company during 1996. All of such sales were made pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.


         EXHIBIT NO.              DESCRIPTION OF EXHIBIT
            (1.1)                 Form of Underwriting Agreement between the Company, the Selling Security Holders and the
                                  Underwriter(3)
            (3.1)                 Amended and Restated Articles of Incorporation of the Company(1)
            (3.2)                 Amended and Restated Bylaws of the Company(1)
            (4.1)                 Statement of Designation of Series A Preferred Stock(3)
            (4.3)                 Form of Common Stock Certificate(3)
            (4.6)                 Form of Warrant Agent Agreement with attached Form of Warrant(3)
            (4.7)                 Form of Underwriter's Warrant Agreement(3)
            (5.1)                 Opinion of Broad and Cassel(3)
           (10.1)                 Form of Employment Agreement with Marc Douglas(1)
           (10.2)                 1996 Stock Option Plan, as amended*
           (10.3)                 Purchase Commitment Agreement dated December 21, 1995 between the Company and All Around
                                  Recycling(1)
           (10.4)                 Agreement to Purchase  Salvageable  Property between Hallandale Thrift, Inc., d/b/a The Jewish
                                  Bargain Thrift Shop, and Temple in the Pines, d/b/a Beth Ahm Israel, as amended(2)
           (10.5)                 Agreement to Solicit Salvageable Property between Hallandale Thrift Management, Inc. and Temple in the Pines,d/b/a Beth Ahm Israel, as amended(2)
           (10.6)                 Agreement to Purchase Salvageable Property between Thrift Shops of South Broward, Inc. d/b/a the
                                  Community Thrift Shop, Thrift Shops of West Dade, Inc. and Missing Children Awareness Foundation,
                                  Inc., as amended(2)
           (10.7)                 Agreement to Solicit Salvageable Property between the Company and Missing Children Awareness
                                  Foundation, Inc., as amended(3)
           (10.8)                 Second Amendment to Agreement to Solicit Salvageable Property between the Company and  Missing
                                  Children Awareness Foundation, Inc. dated July 24, 1997(4)
           (10.9)                 Executive  Employment Agreement between the Company and Stephen L. Wiley dated June 19, 1997(5)
          (10.10)                 Consulting Agreement dated January 1, 1998 between the Company and Jay M. Haft(6)
          (10.11)                 Executive Employment Agreement between the Company and Ray Bryce dated May 1, 1998(7)
          (10.12)                 Promissory Note dated May 8, 1998 Marc Douglas, as maker, to the Company(7)
          (10.13)                 Agreement to Solicit Property between Hallandale Thrift Management, Inc. and Samuel M. and Helen
                                  Soref Jewish Community Center, Inc. dated April 8, 1998*
          (10.14)                 Agreement to Purchase Property between Thrift Shops of North Lauderdale, Inc. and Samuel M. and
                                  Helen Soref Jewish Community Center, Inc. dated April 8, 1998*
           (21.1)                 Subsidiaries of the Registrant*
           (23.1)                 Consent of Massella, Tomaro & Co., LLP*
           (23.2)                 Consent of Berkowitz Dick Pollack & Brant LLP*
           (23.3)                 Consent of Broad and Cassel (included in Exhibit 5.1)(2)
           (24.1)                 Power of  Attorney  (see page  II-4 of the Registration Statement as originally filed)(1)
           (27.1)                 Financial Data Schedule (SEC use only)(6)(8)

--------------------
*        Filed herewith.

(1) Previously filed with the Company's Form SB-2 Registration Statement, File No. 333-5190-A (the "Form SB-2"), as originally filed.

(2)      Previously filed with Amendment No. 1 to Form SB-2.

(3)      Previously filed with Amendment No. 3 to Form SB-2.

(4) Incorporated by reference from exhibits filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

(5) Incorporated by reference from exhibits filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

(6) Incorporated by reference from exhibits filed with the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

(7) Incorporated by reference from exhibits filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended March 29, 1998.

(8) Incorporated by reference from exhibits filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 28, 1998.

ITEM 28. UNDERTAKINGS.

         RULE 415 OFFERING.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information in the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         TRANSACTIONS WITH OR BY SELLING SECURITY HOLDERS; LOCK-UP PERIODS. The undersigned registrant hereby undertakes:

         (1) To file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by Selling Security Holders or plans to waive or shorten the lock-up periods applicable to such Selling Security Holders from those set forth in the Registration Statement; and

         (2) In the event that all or a part of the Selling Security Holders are released by the Underwriter from their respective lock-up agreements, to file
(i) a post-effective amendment to this Registration Statement if more than 10% of the Selling Security Holders' Securities are proposed to be released and (ii) a sticker prospectus supplement if between 5% and 10% of the Selling Security Holders' Securities are proposed to be released.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 3 to Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Hallandale in the State of Florida on the 16th day of October, 1998.

                                    THRIFT MANAGEMENT, INC.


                                    By:   /s/ Marc Douglas
                                        -------------------------------------
                                        Marc Douglas, Chief Executive Officer
                                        and President

         In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                       SIGNATURE                            TITLE                              DATE
                       ---------                            -----                              ----
/s/ Marc Douglas                                  Chief Executive Officer,               October 16, 1998
------------------------------------------         President and Director
Marc Douglas


/s/ Ileen Little                                  Vice President, Secretary              October 16, 1998
------------------------------------------              and Director
Ileen Little


/s/ Stephen L. Wiley                               Chief Financial Officer               October 16, 1998
------------------------------------------              and Director
Stephen L. Wiley


------------------------------------------                Director                       October __, 1998
Stephen H. Bittel

------------------------------------------                Director                       October __, 1998
Jay M. Haft


                               INDEX TO EXHIBITS*



Exhibit No.
-----------

   10.2                       1996 Stock Option Plan, as amended

   10.13 Agreement to Solicit Property between Hallandale Thrift Management, Inc. and Samuel M. and Helen Soref Jewish Community Center, Inc. dated April 8, 1998.

   10.14 Agreement to Purchase Property between Thrift Shops of North Lauderdale, Inc. and Samuel M. and Helen Soref Jewish Community Center, Inc. dated April 8, 1998.

   21.1                       Subsidiaries of the Registrant

   23.1                       Consent of Massella, Tomaro & Co., LLP

   23.2                       Consent of Berkowitz Dick Pollack & Brant LLP




-------------

* All other exhibits listed in Item 27 of the Registration Statement have been incorporated herein by reference, as indicated therein.